Exhibit 2(U)

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22.15 Arbitration	65
22.16 Estoppel Certificates	67
22.17 Confidentiality	67

MANAGEMENT AGREEMENT

BY AND

BETWEEN

HPT TRS SPES II, INC.

AND

ROUTE 46 MANAGEMENT ASSOCIATES CORP.

MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of December    , 2003, by and between HPT TRS SPES II, INC., a Maryland corporation (“Owner”), and ROUTE 46 MANAGEMENT ASSOCIATES CORP., a Delaware corporation (“Manager”).

WITNESSETH

     WHEREAS, Owner (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1) wishes to engage Manager to manage the Hotels, and Manager wishes to accept such engagement, all subject to and in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, Owner and Manager, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

     Capitalized Term used in this Agreement and not otherwise defined herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

     1.1 “8.1(c) Statement” shall have the meaning given such term in Section 8.1(c).

     1.2 “Accounting Principles” shall mean generally accepted accounting principles, as adopted in the United States of America, consistently applied.

     1.3 “Affiliate” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership; (b) in the case of any such Person which is a limited liability company, any member of such company; (c) any other Person which is a Parent, or Subsidiary or a Subsidiary of a Parent with respect to such Person or to one or more of the persons referred to in the preceding clauses (a) and (b); and (d) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a), (b) and (c).

     1.4 “AmeriSuite Effective Date” shall mean January 1, 2004.

     1.5 “AmeriSuite Hotels” shall mean the Hotels located at the Sites more particularly described in Exhibit A, collectively.

     1.6 “Annual Budget” shall mean, with respect to each Hotel, the annual operating budget of such Hotel, covering a Fiscal Year, as prepared by Manager in accordance with the Accounting Principles and approved by Owner. Such budget shall include an operating budget, a business plan and a Capital Replacement Budget. Without limiting the generality of the foregoing, the Annual Budget shall include a projection of the estimated financial results of the operation of each Hotel for the Fiscal Year. Such projection shall project the estimated Gross Revenues, departmental profits, Operating Costs and distributions of Gross Revenues for the Fiscal Year for each Hotel.

     1.7 “Arbitration” shall mean an arbitration conducted in accordance with the terms of Section 22.15.

     1.8 “Authorized Mortgage” shall mean any first mortgage, first deed-of-trust or first deed to secure debt and other related security documents granted in connection therewith now or hereafter granted by Landlord and/or its Affiliates to secure a loan to, or other debt of, Landlord or its Affiliates which is made by an institutional lender, investment bank, publicly traded investment fund or other similar Person regularly making loans secured by hotels or incurred in connection with the issuance of a mortgage backed security, which loan or debt provides for (i) level payments of interest and principal and (ii) amortization and other terms which are commercially reasonable.

     1.9 “Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of a Hotel (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord or Owner, in connection with obtaining any such award).

     1.10 “Bank Accounts” shall mean one or more bank accounts established for the operation of the Hotels in Owner’s name at a bank selected by Manager and approved by Owner.

     1.11 “Brand” shall mean, with respect to the AmeriSuite Hotels, the AmeriSuite hotel brand and service marks, and with respect to the Prime Hotels, the Prime Hotels & Resorts brand and service marks together with, in each case, the Brand Standards.

     1.12 “Brand Standards” shall mean the standards of operation, as amended from time to time, in effect at substantially all hotels which are operated under, as applicable, the “AmeriSuite” or “Prime Hotels & Resorts” name.

     1.13 “Buildings” shall mean, collectively, all buildings, structures and improvements now or hereafter located on the Sites, and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures and improvements as a hotel (including, without limitation, heating, lighting, sanitary, air-conditioning, laundry, refrigeration, kitchen, elevator and similar items) having guest sleeping rooms, each with bath, and such (i) restaurants, bars, banquet, meeting and other public areas; (ii) commercial space, including concessions and shops; (iii) parking facilities and areas; (iv) storage and service areas; (v) recreational facilities and areas; (vi) permanently affixed signage; (vii) public grounds and gardens; and (viii) other facilities and appurtenances, as may hereafter be attached to and form a part of such building, structures and improvements in accordance with this Agreement.

     1.14 “Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

     1.15 “Capital Replacements” shall mean, collectively, replacements and renewals to the FF&E and Repairs which are normally capitalized under Accounting Principles, and the capitalization policies of all of the hotels owned or operated by Manager and its Affiliates.

     1.16 “Capital Replacements Budget” shall mean the annual budget for Capital Replacements at the Hotels, covering a Fiscal Year, as prepared by Manager and approved by Owner as part of a Annual Budget. References to Annual Budget shall be deemed to incorporate the Capital Replacement Budget unless specifically excluded.

     1.17 “Code” shall mean the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, each as from time to time amended.

     1.18 “Condemnation” shall mean (a) the exercise of any governmental power with respect to a Hotel or any part thereof, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of a Hotel or any part thereof by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of a Hotel, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting a Hotel, whether or not the same shall have actually been commenced.

     1.19 “Condemnor” shall mean any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

     1.20 “Consolidated Financials” shall mean, for any fiscal year or any interim period of any Person, annual or interim financial statements of such Person prepared on a consolidated basis, including such Person’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year of such Person, and prepared in accordance with Accounting Principles throughout the periods reflected.

     1.21 “Controlling Interest” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of a Person.

     1.22 “Disbursement Rate” shall mean a per annum rate equal to the greater of (i) the sum of the per annum rate for fifteen (15) year U.S. Treasury Obligations as published in The Wall Street Journal, plus three hundred (300) basis points and (ii) ten percent (10%).

     1.23 Effective Date” shall mean, with respect to the AmeriSuite Hotels, the AmeriSuite Effective Date, and with respect to the Prime Hotels, the Prime Hotels Effective Date.

     1.24 “Environmental Laws” shall have the meaning given such term in Section 22.2(b).

     1.25 “Environmental Notice” shall have the meaning given such terms in Section 22.2(a).

     1.26 “Expiration Date” shall mean the date on which the Term shall expire.

     1.27 “Fiscal Month” shall mean each calendar month in the Term or each partial calendar month in the Term.

     1.28 “Fiscal Year” shall mean each calendar year in the Term and each partial calendar year in the Term.

     1.29 “Furniture, Fixtures and Equipment” or “FF&E” shall mean, collectively, all furniture, furnishings and equipment (except Operating Equipment and real property fixtures) now or hereafter located and installed in or about the Hotels which are used in the operation thereof as hotels in accordance with the standards set forth in this Agreement, including, without limitation (i) office furnishings and equipment; (ii) specialized hotel equipment necessary for the operation of any portion of the Buildings as an AmeriSuite or Prime Hotels & Resorts, as applicable, hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking areas, and recreational facilities; and (iii) all other furnishings and equipment hereafter located and installed in or about the Buildings which are used in the operation of the Buildings as an AmeriSuite or Prime Hotel & Resort, as applicable, hotel in accordance with the standards set forth in this Agreement.

     1.30 “Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any state or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Owner, the Sites or the Hotels.

     1.31 “Gross Revenues” shall mean for any period with respect to all of the Hotels (or, if the context so requires, a group of Hotels), all revenues and income of any nature derived directly or indirectly from the use or operation of all of the Hotels (or such group of Hotels), including without limitation room sales; food and beverage sales (regardless of whether Owner, Manager or any of their Affiliates own the items being sold); telephone, telegraph, fax and internet revenues; rental or other payments from lessees, subleases, concessionaires and others occupying or using space or rendering services at all of the Hotels (or such group of Hotels) (but not the gross receipts of such lessees, subleases or concessionaires); and the actual cash proceeds of business interruption, use, occupancy or similar insurance; provided, however, that Gross Revenues shall not include the following (and there shall be appropriate deductions made in determining Gross Revenues for): gratuities or service charges in the nature of a gratuity added to a customer’s bill; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; interest received or accrued with respect to the funds in the Reserve Account; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); credits or refunds made to customers, guests or patrons; sums and credits received by Owner for lost or damaged merchandise; proceeds from the sale or other disposition of a Hotel, any part thereof, of FF&E or any other assets of the Hotels; or proceeds of any financing or re-financing; contributions or advances for Working Capital and any other matters specifically excluded from Gross Revenues pursuant to this Agreement. Gross Revenues shall be determined in accordance with Accounting Principles.

     1.32 “Guarantor” shall mean each Person obligated from time to time as Guarantor under the Guaranty.

     1.33 “Guaranty” shall mean the Guaranty Agreement of even date herewith made by Prime for the benefit of Owner and HPT, as the same may be amended, supplemented or replaced from time to time.

     1.34 “Hazardous Substances” shall mean any substance:

     (a) the presence of which requires or may hereafter require notification, investigation or remediation under any applicable federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

     (b) which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42

U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

     (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

     (d) the presence of which at a Hotel causes or materially threatens to cause an unlawful nuisance upon such Hotel or to adjacent properties or poses or materially threatens to pose a hazard to such Hotel or to the health or safety of persons on or about such Hotel; or

     (e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

     (f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

     (g) without limitation, which contains or emits radioactive particles, waves or material; or

     (h) without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any applicable laws promulgated by any Government Agencies.

     1.35 “Hotel” shall mean each Hotel located at a Site including all of the Owner’s interest in such Site, the Building there, the Furniture, Fixtures and Equipment there, the Operating Equipment there and the Operating Supplies there; provided, however, upon the termination of the Agreement with respect to less than all of the Hotels, pursuant to the terms hereof or otherwise, the term “Hotel” shall, with respect to the obligation of the parties thereafter accruing, only refer to a Hotel with respect to which this Agreement is in full force and effect.

     1.36 “HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust, together with its successors and permitted assigns.

     1.37 “HPT Guaranty” shall mean the Guaranty Agreement of even date herewith made by HPT for the benefit of Manager, as the same may be amended, supplemented or replaced from time to time.

     1.38 “Initial Term” shall mean, with respect to each Hotel, the period commencing on such Hotel’s Effective Date and ending on December 31, 2018.

     1.39 “Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Hotels.

     1.40 “Interest Rate” shall mean a rate, not to exceed the maximum legal interest rate, equal to the greater of (i) thirteen (13%) percent per annum and (ii) three percent (3%) per annum in excess of the Disbursement Rate determined as of the first day that interest accrues on any amount to which such Interest Rate is to be applied.

     1.41 “Landlord” shall mean the Landlord under the Lease.

     1.42 “Lease” shall mean the Lease Agreement, dated as of the date hereof, by and among HPT Suite Properties Trust, HPTWN Properties Trust and HH HPT Suite Properties LLC, as landlord, and Owner, as tenant, as the same may be amended from time to time in accordance with the terms of this Agreement.

     1.43 “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, injunctions and requirements affecting Owner(excluding any requirements which affect Owner’s status as a real estate investment trust), a Hotel or the maintenance, construction, alteration, management or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate a Hotel, (b) all covenants, agreements, restrictions and encumbrances of record applicable to a Hotel, (c) all Environmental Laws and (d) the outcome of any Arbitration.

     1.44 “Management Fee” shall mean for: (a) the period commencing on the AmeriSuite Effective Date and ending immediately prior to the Prime Hotels Guaranty Commencement Date, fifty percent (50%) of the excess, if any, of Gross

Revenues for the AmeriSuite Hotels for such period in excess of all payments and distributions made pursuant to Sections 10.1(b)(i) through 10.1(b)(iv) for such period; and (b) each Fiscal Year or part thereof from and after the Prime Hotels Guaranty Commencement Date, fifty percent (50%) of the excess, if any, of Gross Revenues for such period in excess of all payments and distributions made pursuant to Sections 10.2(a) through 10.2(f) for such period.

     1.45 “Manager” shall have the meaning given such term in the preamble to this Agreement, together with its permitted successors and assigns.

     1.46 “Manager Default” shall mean a Manager Event of Default or any other circumstances with which the giving of notice and/or the passage of time would constitute a Manager Event of Default or otherwise entitle Owner to terminate this Agreement in its entirety pursuant to the terms hereof.

     1.47 “Manager Event of Default” shall have the meaning given such term in Section 16.1.

     1.48 “Material Repair” shall mean a Repair, the cost which exceeds $250,000.

     1.49 “New Management Agreement” shall have the meaning given such term in Section 4.3.

     1.50 “NOI” shall mean, with respect to any property, for any period, the Gross Operating Profit (as defined in the Uniform System of Accounts) of such property for such period net of, for such period and such property, real and personal property taxes and casualty and liability insurance premiums, an imputed reserve for capital replacements equal to five percent (5%) of gross revenues, an imputed management fee equal to three percent (3%) of gross revenues and an imputed royalty fee of five percent (5%) of room revenues.

     1.51 “Non-Economic Hotel” shall mean any Hotel designated as such pursuant to the terms of Section 3.4(a).

     1.52 “Officer’s Certificate” shall mean as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Sections 8.1 and 16.4, in which such officer shall certify to such officer’s best knowledge (a) that such statements have been properly prepared in accordance with the Accounting Principles, (b) in the event that the certifying party is an officer of a Guarantor, that such statements are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Guarantor at and as of the dates thereof and the results of its and their operations for the periods covered thereby and that there is no default on the part of the Guarantor under the Guaranty, and (c) in the event that the certifying party is an officer of Manager and the certificate is being given in such capacity, that such statements fairly present the financial operation of the Hotels.

     1.53 “Operating Cost(s)” shall mean, collectively, all costs and expenses of all of the Hotels (or, if the context so requires, a group of Hotels) (regardless of whether the same is incurred by Owner, Landlord or Manager) that are normally charged as an operating expense under Accounting Principles, including, without limitation:

     (i) the cost of Operating Supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, maintenance costs, and equipment rentals;

     (ii) all expenditures made for maintenance and repairs to keep all of the Hotels (or such group of Hotels) in good condition and repair (other than Capital Replacements);

     (iii) premiums for insurance required hereunder;

     (iv) the Services Fees;

     (v) real estate and personal property taxes and expenses except to the extent expressly specified otherwise herein;

     (vi) audit, legal and accounting fees and expenses except to the extent expressly specified otherwise herein; and

     (vii) rent or lease payments for equipment used at all of the Hotels (or such group of Hotels) in the operation thereof or payable under any third party land lease.

Notwithstanding anything contained herein to the contrary, Operating Costs shall exclude: (a) the Management Fee or any franchise royalty or other similar fee; (b) items expressly excluded from Operating Costs pursuant to the terms hereof; (c) items for which Manager or its Affiliates are to indemnify Landlord or Owner; (d) items for which Owner or its Affiliates are to indemnify Manager; (e) items for which Manager or its Affiliates have expressly agreed under the Transaction Documents to be liable at their own cost and expense; (f) amounts payable to Owner or its Affiliates under the Transaction Documents for periods not included in the Term; (g) any reimbursement of advances made by Manager or Owner; (h) the cost of Capital Replacements; (i) Owner’s Priority; (j) debt service on any loan or other debt secured by an Authorized Mortgage or other financing obtained by Landlord, Owner or Manager; (k) rent under the Lease or under leases entered into by Owner after the date hereof other than at the request or with the consent of Manager; and (l) the cost of providing any services by the Manager or its Affiliates using their own personnel not employed at the Hotels or which are not performed at the Hotels.

     1.54 “Operating Equipment” shall have the meaning given to the term “Property and Equipment” under the Uniform System of Accounts.

     1.55 “Operating Standards” shall have the meaning given such term in Section 2.1.

     1.56 “Operating Supplies” shall have the meaning given to the term “Inventories” under the Uniform System of Accounts.

     1.57 “Owner” shall have the meaning given such term in the preamble to this Agreement and shall include its successors and assigns.

     1.58 “Owner’s Base Amount” shall mean: (a) for the period prior to the AmeriSuite Effective Date, No Dollars ($0); (b) for the period commencing on the AmeriSuite Effective Date and ending immediately prior to the Prime Hotels Guaranty Commencement Date, Thirteen Million Dollars ($13,000,000); and (c) from and after the Prime Hotels Guaranty Commencement Date, Twenty Six Million Dollars ($26,000,000).

     1.59 “Owner’s Priority” shall mean an annual amount equal to the sum of (a) Owner’s Base Amount plus, (b) effective on the date of each disbursement by Landlord or Owner pursuant to Sections 5.2, 14.2 (in excess of net insurance proceeds) or 15.3 (in excess of the Award) hereof, an amount equal to the amount so disbursed multiplied by the Disbursement Rate (determined as of the dates on which such sums are advanced). Owner’s Priority shall be subject to further adjustment as provided in Sections 3.4 and 14.1(c).

     1.60 “Parent” shall mean with respect to any Person, any Person who owns directly, or indirectly through one or more Subsidiaries or Affiliates, fifty percent (50%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

     1.61 “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or entity where the context so admits.

     1.62 “Pledged Hotels” shall mean, with respect to any loan or other debt secured by an Authorized Mortgage, collectively, the Hotels which secure such loan or other debt.

     1.63 “Prime” shall mean Prime Hospitality Corp., and any Person who succeeds to Prime in connection with a merger, corporate restructuring or consolidation of Prime or a sale of all or substantially all of the assets of Prime.

     1.64 “Prime Hotels” shall mean the Hotels located on the Sites more particularly described in Exhibit B, collectively.

     1.65 “Prime Hotels Effective Date” shall mean the date on which (i) the term of the existing management agreement with Crestline Hotels & Resorts, Inc. with respect to the Prime Hotels shall terminate or expire and (ii) Crestline Hotels & Resorts, Inc. shall no longer be manager of the Prime Hotels.

     1.66 “Prime Hotels Guaranty Commencement Date” shall mean February 1, 2004.

     1.67 “Renewal Terms” shall mean any extension of the Term of this Agreement, commencing upon the expiration of the Initial Term or any extensions thereto, as provided in Article 3.

     1.68 “Repairs” shall have the meaning given such term in Section 7.6.

     1.69 “Reservation System” shall mean a computerized network of high speed terrestrial and satellite-linked hardware and data lines connecting hotels, central reservation centers,

data processing centers and travel agencies which provides reservation services to the Brands.

     1.70 “Reserve Account” shall mean an interest-bearing account established for funds to be held in reserve for Capital Replacements in Landlord’s name at a bank selected by Landlord.

     1.71 “Reserve Percentage” shall mean with respect to each Hotel, the following percentages for the following periods:

Period	Reserve Percentage
Execution – 12/31/2005	0%
1/1/2006 – 12/31/2007	3%
1/1/2008 - 12/31/2009	4%
1/1/2010 – the last day of the Term	5%

     1.72 “Restricted Area” shall mean, for any Hotel, an area within a radius of three (3) miles of such Hotel.

     1.73 “Rooms Revenue” shall mean all revenue derived from the rental of guest rooms in a Hotel determined in accordance with the Accounting Principles.

     1.74 “SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986.

     1.75 “Services Fees” shall mean the fees specified in Section 9.2.

     1.76 “Sites” shall mean the parcels of real estate more particularly described on Exhibit A and Exhibit B.

     1.77 “Subsidiary” shall mean with respect to any Person, any entity (a) in which such Person owns directly, or indirectly, fifty percent (50%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

     1.78 “Substitute Tenant” shall have the meaning given such term in Section 4.1.

     1.79 “Successor Landlord” has the meaning ascribed to it in Section 4.2(a)(i)(C).

     1.80 “System Marks” shall mean all service marks, trademarks, copyrights, trade names, logo types, commercial symbols, patents or other similar rights or registrations now or hereafter held, applied for or licensed by Manager or any Affiliate of Manager in connection with, as applicable, the AmeriSuite or Prime Hotels & Resorts brand of hotels.

     1.81 “Term” shall mean the term of this Agreement as it may be extended pursuant to the terms of this Agreement.

     1.82 “Transaction Agreement” shall mean the Transaction Agreement of even date herewith among certain Affiliates of Owner and Manager.

     1.83 “Transaction Documents” shall mean, collectively, this Agreement, the Transaction Agreement, the Guaranty, and any agreement, instrument, indemnity or undertaking executed and delivered by Prime, Manager, Owner, Landlord or any of their respective Affiliates in connection therewith.

     1.84 “Transferred Hotels” shall have the meaning given such term in Section 4.3.

     1.85 “Trusts” shall have the meaning given such term in Section 22.14.

     1.86 “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel and Motel Association, as it may be amended from time to time.

     1.87 “Unsuitable for Its Permitted Use” shall mean with respect to a Hotel, a state or condition of such Hotel such that (a) following any damage or destruction involving such Hotel, such Hotel cannot be operated in the good faith judgment of Manager or Owner on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction and otherwise as required under ARTICLE 14 hereof, using only the net proceeds of insurance obtained in connection therewith and other funds that Owner or Manager elect to provide pursuant to the terms of ARTICLE 14 hereof within twelve (12) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover amounts payable to Owner hereunder and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial taking by Condemnation, such Hotel cannot be operated, in the good faith judgment of Manager or Owner, on a commercially practicable basis in light of then existing circumstances.

     1.88 “Working Capital” shall mean funds that are used (or held for use) in the day-to-day operation of the business of the Hotels, including, without limitation, change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Operating Supplies, less accounts payable and accrued current liabilities, exclusive of any funds in the Reserve Account.

ARTICLE 2

SCOPE OF AGREEMENT

     2.1 Engagement of Manager. Subject to the terms of this Agreement, Owner hereby grants to Manager the sole and exclusive right to supervise and direct the management and operation of the Hotels for the Term. Manager hereby accepts such grant and agrees that it will control, supervise and direct the management and operation of the Hotels, in an efficient and economical manner consistent with standards prevailing in well managed hotels similar to the Hotels, including all activities in connection therewith which are customary and usual to such an operation (all of the foregoing, collectively, the “Operating Standards”). Subject to the terms and conditions of this Agreement, the Operating Standards and the applicable Brand Standards, Manager shall have the right to determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or management and operation of the Hotels. Without limiting the generality of the foregoing, and in addition to the other functions to be performed by Manager pursuant to this Agreement, Manager shall, in connection with the Hotels and in accordance with the applicable Brand Standards, the Operating Standards and the terms of this Agreement, perform each of the following functions, provided, however, except as otherwise set forth in this Agreement, the costs and expenses of performing the following functions shall be Operating Costs:

     (a) Establish and revise, as reasonably necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

     (b) Manage expenditures to replenish Operating Supplies and Operating Equipment, make payments on accounts payable and collect accounts receivable.

     (c) Arrange for and supervise public relations and advertising and prepare marketing plans.

     (d) Procure all Operating Supplies and replacement Operating Equipment.

     (e) Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

     (f) Reasonably cooperate (provided that except as herein expressly provided Manager shall not be obligated to enter into any amendments of this Agreement or, unless Owner agrees to reimburse Manager therefor, to incur any material expense including any internal expenses) in any attempt(s) to: (i) effectuate a sale or other transfer of a Hotel subject to the terms of Sections 4.3 and 4.4 of this Agreement; or (ii) to obtain any Authorized Mortgage.

     (g) Negotiate, enter into and administer service contracts and licenses for the operation of the Hotels, including, to the extent appropriate, contracts and licenses for health and safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.

     (h) Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and guest rooms by groups and individuals.

     (i) Take reasonable action to collect and institute in its own name or in the name of Owner or a Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of the Hotels or to oust or dispossess guests, tenants, members or other Persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire.

     (j) Make representatives available to consult with and advise Owner or Owner’s designee at Owner’s reasonable request concerning policies and procedures affecting the conduct of the business of the Hotels.

     (k) Collect and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by or at the Hotels directly from guests, members or other patrons, or as part of the sales price of any goods, services or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges (it being understood that any such item is not an Operating Cost except to the extent that such item was included in Gross Revenues).

     (l) Keep Owner advised of events (other than general market conditions) which might reasonably be expected to have a material adverse effect on the financial performance or value of any Hotel.

     (m) To the extent in Manager’s control, obtain and maintain all approvals necessary to use and operate the Hotels in accordance with the Brand Standards, Operating Standards and Legal Requirements.

     (n) Perform such other tasks with respect to the Hotels as are generally performed by managers of similar hotels consistent with the Operating Standards and the Brand Standards.

     2.2 Conversion of Hotels. The Prime Hotels are to be converted to the Prime Hotels & Resorts brand following the date hereof. Manager shall complete such conversion promptly after the Prime Hotels Effective Date, but in all events on or before June 30, 2004; provided, however, in the event that Manager is unable to complete such conversion on or before such date despite having made all commercially reasonable efforts to do so, such date shall be extended to December 31, 2004 provided that Manager at all times is diligently prosecuting the completion of such conversion. In the interim, the Prime Hotels will operate as Wyndham hotels in accordance with all applicable agreements, and Manager will perform, as an Operating Cost (or, with respect to any one time transfer fees or liquidated damages, from the Reserve Account), Owner’s obligations under such applicable agreements. In connection with operating the Prime Hotels as Wyndam hotels, Manager and/or its employees will enter into such confidentiality agreements as the owner of the Wyndam trademark shall reasonably require.

     2.3 Use of Hotels. Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of,

the Hotels and Owner’s and Manager’s personal property used in connection with the Hotels, if any, for any unlawful purpose or in such a manner as will constitute an unlawful nuisance thereon or therein. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission of, any waste at the Hotels. Manager shall use commercially reasonable efforts to prevent the use of the Hotels in such a manner as might reasonably be expected to impair Owner’s or Landlord’s title thereto or any portion thereof or might reasonably be expected to give rise for a claim or claims for adverse use or adverse possession by the public, as such, or of implied dedication of the Hotels or any portion thereof.

     2.4 Right to Inspect. Manager shall permit Owner and its authorized representatives to inspect or show the Hotels during usual business hours upon not less than twenty four (24) hours’ notice, provided that any inspection by Owner or its representatives shall not unreasonably interfere with the use and operation of the Hotels and further provided that in the event of an emergency as determined by Owner in its reasonable discretion, prior notice shall not be required.

     2.5 No Right of Offset. Manager shall not offset against any amounts due to Owner under this Agreement or the other Transaction Documents except as may be expressly provided herein; provided, however, prior to January 1, 2006 Manager may offset against amounts due to Owner under this Agreement if Owner shall fail to make any advance required to be made by it under Section 5.3, which failure continues for ten (10) days after notice.

     2.6 Condition of the Hotels. (a) As of the Effective Date for each Hotel, and subject to the terms of Sections 2.6(b) and 2.6(c), Manager acknowledges receipt and delivery of possession of such Hotel, and Manager accepts such Hotel in its “as is” condition as of such date, subject to the rights of parties in possession, the existing title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Hotels, all applicable Legal Requirements, and such other matters which would be disclosed by an inspection of the Hotels and the record title thereto or by an accurate survey thereof. PROVIDED OWNER PERFORMS ITS OBLIGATIONS UNDER SECTIONS 5.3 TO FUND UP TO $25,000,000 AND SUBJECT TO MANAGER’S RIGHT TO USE SUCH FUNDS FOR THEIR INTENDED PURPOSES, MANAGER REPRESENTS THAT: IT HAS INSPECTED THE HOTELS INCLUDING THE FF&E AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY; ALL OF THE AMERSUITE HOTELS ARE IN COMPLIANCE WITH THE

APPLICABLE BRAND STANDARDS IN ALL MATERIAL RESPECTS; EXCEPT FOR CAPITAL REPLACEMENT TO BE MADE FROM TIME TO TIME USING FUNDS TO BE DEPOSITED IN THE RESERVE ACCOUNT PURSUANT TO SECTIONS 5.2(a) and 5.3, MANAGER CURRENTLY DOES NOT ANTICIPATE THE NEED TO MAKE CAPITAL REPLACEMENTS DURING THE FIRST FIVE YEARS OF THE TERM (PROVIDED, HOWEVER, SUCH REPRESENTATION IS NOT A GUARANTY OR WARRANTY THAT NO SUCH CAPITAL REPLACEMENTS WILL BE REQUIRED); AND EXCEPT AS PROVIDED IN SECTIONS 2.6(b) and 2.6(c), IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF OWNER, LANDLORD OR ANY OF THEIR AGENTS OR EMPLOYEES WITH RESPECT TO ANY OF THE MATTERS SET FORTH IN THIS SECTION. EXCEPT AS PROVIDED IN SECTIONS 2.6(b) and 2.6(c), MANAGER WAIVES ANY CLAIM OR ACTION AGAINST OWNER AND LANDLORD WITH RESPECT TO THE CONDITION OF THE HOTELS. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.6(b) and 2.6(c), LANDLORD AND OWNER MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE HOTELS OR ANY PART THEREOF, EITHER AS TO THEIR FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT.

     (b) Landlord warrants and represents that: its investigation of the Prime Hotels made in connection with the acquisition of the Prime Hotels was conducted in a manner consistent in all material respects with the standards generally employed by HPT and its Affiliates in connection with their acquisitions of hotel properties; and, based on such investigation, when Landlord acquired the Prime Hotels it believed that the statements in Exhibit C were true with respect to the Prime Hotels in all material respects except as disclosed in the copies of the title reports and policies and environmental reports obtained by Landlord or its Affiliates in connection with its acquisition of the Prime Hotels which have been provided to Manager and/or its counsel or in other materials obtained by Manager or otherwise disclosed in writing to, or known by, Manager.

     (c) Each of Landlord and Owner warrants and represents to Manager that, except as disclosed in the copies of the title reports and policies and environmental reports obtained by Landlord or its Affiliates in connection with its acquisition of the Prime Hotels which have been provided to Manager and/or its counsel and the other materials or obtained by Manager or otherwise disclosed in writing to, or known by, Manager, it has not done anything since the date of its acquisition of the Prime Hotels to cause any of the statements in Exhibit C to be untrue in any material respect as of the Prime Hotels Effective Date.

Landlord and Owner shall not do anything between the date hereof and the Prime Hotels Effective Date with respect to the Prime Hotels which causes the statements in Exhibit C to be untrue in any material respect on the Prime Hotels Effective Date.

     (d) The representations and warranties made in this Agreement are made as of the date hereof. All representations and warranties made in this Agreement shall survive the Effective Dates.

     2.7 Purchasing. In making purchasing decisions with respect to products and services used in the operation of the Hotels, Manager will exercise reasonable business judgment in accordance with the Operating Standards. Manager shall be entitled to contract with its Affiliates, others in whom Manager or its Affiliates has an ownership interest and others with whom Manager or its Affiliates have contractual relationships to provide goods and/or services to the Hotels, provided, that, the prices and/or terms for such goods and/or services are competitive and no worse than the prices and/or terms that would prevail absent such relationship. The Hotels shall be entitled to receive their equitable share of any credits, rebates or commissions received with respect to such purchases. Notwithstanding anything contained herein to the contrary, Manager will act in a manner that is reasonably calculated to enable Owner and the Hotels to gain not less than the same benefits with respect to purchasing as are made available to other hotels of the same category as the Hotels which other hotels are owned or operated by Manager or its Affiliates.

ARTICLE 3

TERM AND RENEWALS

     3.1 Term. The term of this Agreement shall commence on the first Effective Date to occur and shall continue for the Initial Term and any extension of the term hereof in accordance with the provisions of this Agreement, unless sooner terminated as hereinafter provided.

     3.2 Renewal Term. The Term may be extended, at Manager’s option, for up to two (2) consecutive periods (each, a “Renewal Term”) of fifteen (15) years each on not less than eighteen (18) months’ prior notice to Owner, and time shall be of the essence with respect to the giving of such notice. The terms and provisions of this Agreement will remain in effect as stated herein during any Renewal Term except that Manager shall have no right to extend the Term beyond the Renewal Terms herein provided.

     3.3 Owner’s Termination Right at End of Term. If Manager fails to give notice (or elects not to) to extend or if Manager shall have no further right to extend the Term, at any time during the last eighteen (18) months of the Term, Owner may terminate this Agreement on not less than thirty (30) days’ prior written notice.

     3.4 Early Termination for Non-Economic Hotels.

     (a) Owner and Manager shall be entitled to jointly designate a Hotel a Non-Economic Hotel. Further, either Owner or Manager shall be entitled to unilaterally designate a Hotel as a Non-Economic Hotel; provided, however, neither Owner nor Manager shall be entitled to unilaterally designate any Hotel as a Non-Economic Hotel (i) prior to January 1, 2006, (ii) if four (4) or more Hotels in the aggregate shall have previously been unilaterally designated as Non-Economic Hotels and (iii) unless the portion of Operating Costs attributable to the Hotel which is to be designated as a Non-Economic Hotel exceeded the portion of Gross Revenues attributable to such Hotel for each of then most recently completed two (2) Fiscal Years. If subsequent to a Hotel being unilaterally designated as a Non-Economic Hotel, the portion of Gross Revenues attributable to such Hotel shall exceed Operating Costs attributable to it in any two (2) Fiscal Years, such Hotel shall cease being a Non-Economic Hotel unless and until it is again designated as such pursuant to the terms hereof.

     (b) If, pursuant to Section 3.4(a), Manager unilaterally designates a Hotel as a Non-Economic Hotel, Manager may market such Non-Economic Hotel for sale until it shall no longer be a Non-Economic Hotel. If Manager receives a bona fide arm’s-length binding unconditional offer to purchase such Non-Economic Hotel from an unrelated third party having the financial capacity to implement the terms of such offer for a purchase price acceptable to Manager and otherwise on customary terms (an “Offer”), Manager shall give Owner and Landlord notice thereof, which notice shall include a copy of the Offer executed by such third party. In the event that Owner and Landlord shall fail to accept or reject such Offer within thirty (30) days after receipt of such notice, such Offer shall be deemed to be rejected by them. If Owner and Landlord shall either sell such Non-Economic Hotel pursuant to such Offer, or reject such Offer, effective as of the date of such sale or, if the Offer was rejected or deemed rejected, the proposed date of sale contained in such Offer, as the case may be, this Agreement shall terminate with respect to such Non-Economic Hotel, and the Owner’s Priority shall be reduced by an amount equal to seven percent (7%) of the net proceeds of sale received by Owner or Landlord or, in the case of such a rejection, the projected net proceeds determined by reference to such Offer.

     (c) If Manager and Owner shall jointly determine to designate a Hotel a Non-Economic Hotel, Manager and Owner shall jointly market such Hotel. Further, if Owner shall unilaterally designate a Hotel a Non-Economic Hotel, Owner shall be entitled to market such Non-Economic Hotel. If Owner and Landlord shall sell any Non-Economic Hotel which has been designated as such either (i) by Manager and Owner jointly or (ii) by Owner unilaterally, in either case, on terms approved by Manager, which approval shall not be unreasonably withheld, upon the closing of such sale Owner’s Priority shall be reduced by an amount equal to seven percent (7%) of the net sale proceeds realized by Owner and Landlord in connection therewith, and this Agreement shall terminate with respect thereto.

     (d) Notwithstanding anything contained herein to the contrary, the terms of Section 4.3 of this Agreement shall not apply to any sale of a Non-Economic Hotel pursuant to this Section 3.4.

ARTICLE 4

NON-DISTURBANCE

     4.1 Landlord’s Agreement not to Disturb. Landlord agrees that in the event the Lease terminates prior to expiration or earlier termination of the Term, so long as (i) there exists no uncured Manager Event of Default and (ii) Owner is not otherwise entitled to terminate this Agreement in its entirety pursuant to the terms hereof: (a) Manager shall not be disturbed in its rights under this Agreement by Landlord; (b) Landlord shall assume the obligations of Owner under this Agreement; and (c) Manager shall attorn to Landlord and recognize Landlord as the “Owner” under this Agreement. Landlord shall have the right to assign all of its right, title and interest in, to and under this Agreement to a new tenant (a “Substitute Tenant”) to which Landlord shall lease the Hotels (pursuant to a lease which imposes no greater risks on Manager than the Lease (assuming the same had not been terminated) and for a term equal to the unexpired term of this Agreement) which Substitute Tenant shall expressly assume all of Owner’s obligations under this Agreement. Upon such assignment to, and assumption by, a

Substitute Tenant, Landlord shall be relieved of all future obligations arising under this Agreement (other than any expressly imposed on Landlord pursuant to Section 4.1 through and including Section 4.5), Manager shall attorn to the Substitute Tenant and recognize the Substitute Tenant as the “Owner” under this Agreement, and the term “Lease” as used in this Agreement shall be deemed to refer to such lease between Landlord and the Substitute Tenant.

     4.2 Financing.

     (a) Landlord shall be entitled to encumber the Hotels or any of them with one or more Authorized Mortgages which is expressly subordinate to this Agreement or in connection with which the following terms and conditions are satisfied:

(i)	the holder of such Authorized Mortgage shall execute and deliver to Manager (Manager agreeing to likewise execute and deliver to such holder) a so-called subordination, non-disturbance and attornment agreement which shall provide that:

(A)	this Agreement and Manager’s rights hereunder are subject and subordinate to the Authorized Mortgage, the lien thereof, the rights of the holder thereof and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith;

(B)	so long as this Agreement is in full force and effect, there exists no Manager Event of Default and Owner is not otherwise entitled to terminate this Agreement in its entirety, Manager’s rights (including its rights to receive the Management Fee) under this Agreement shall not be disturbed by reason of such subordination or by reason of foreclosure of such Authorized Mortgage or receipt of deed in lieu of foreclosure;

(C)	Manager shall attorn to the holder of the Authorized Mortgage or the purchaser at any such foreclosure or the grantee of any such deed (each, a “Successor Landlord”);

(D)	in the event of such attornment, the terms of this Agreement binding on Landlord and Manager shall continue in full force and effect as a direct agreement between such Successor Landlord and Manager, upon all the terms, conditions and covenants set forth herein, except that the Successor Landlord shall not be (1) bound by any payment to Owner in advance of when due; (2) bound by any amendment or modification of this Agreement made after the date that Manager first had written notice of such Authorized Mortgage without the consent of the holder thereof, which consent shall not be unreasonably withheld; (3) liable in any way to Manager for any act or omission, neglect or default on the part of Landlord or Owner under this Agreement; (4) obligated to perform any work or improvements to be done by Landlord or Owner or to make any advances except for those advances to be made pursuant to Sections 5.2(c) or 5.3 from and after the date on which such Successor Landlord acquired the Hotel(s); or (5) subject to any counterclaim or setoff which theretofore accrued to Manager against Landlord or Owner;

(E)	In the event of a casualty or condemnation affecting any Pledged Hotel which does not result in the termination of this Agreement with respect to such Pledged Hotel, the net insurance proceeds or Award shall be applied to the restoration of such Hotel as herein provided; and

(F)	Such other terms as are customary for similar agreements.

     (b) In the event less than all of the Hotels are to secure loan or other debt secured by an Authorized Mortgage, Owner, at its reasonable cost, shall have the right to cause the Pledged Hotels to be managed by Manager pursuant to a separate management agreement which agreement shall be for a term equal to the unexpired portion of the Term and otherwise on substantially the same terms of this Agreement except as otherwise provided herein. In connection with entering into such separate management agreement, the parties shall make appropriate allocations of Owner’s Priority, amounts in the Reserve Account, the Working Capital, and any outstanding advances made by Owner, Manager or their respective Affiliates so that the obligations allocable to the Hotels subject to such Authorized Mortgage shall not be due from the other Hotels and vice versa. The allocation of Owner’s Priority for each Hotel shall be on such reasonable basis as the parties may agree. Without the consent of Manager, the holder of any Authorized Mortgage shall have the right to elect to be subject and subordinate to this Agreement, such subordination to be effective upon such terms and conditions as such holder may direct which are not inconsistent with the provisions hereof and which are reasonably acceptable to Manager.

     4.3 Sale of a Hotel. In the event of a sale or transfer of any Hotel to an Affiliate of Landlord, this Agreement shall remain in full force and effect without regard to such sale or transfer and such Affiliate shall assume Landlord’s obligations hereunder. The following shall apply each time Landlord sells or otherwise transfers less than all of the Hotels other than to an Affiliate:

     (a) Subject to the execution or delivery of a New Management Agreement as provided below, this Agreement with respect to such Hotel(s) (the “Transferred Hotels”) shall be terminated effective as of the date title is transferred to such Transferred Hotels.

     (b) Simultaneously with such termination, Manager (at Owner’s reasonable cost) and the transferee of the Transferred Hotels or Owner (if the Lease remains in full force and effect with respect to the Transferred Hotels) or any tenant under a new lease with respect to the Transferred Hotels (which new lease shall have a term equal to the then unexpired term of the Lease and shall impose no greater liability, responsibility, or obligation on Manager than the Lease) shall enter into a new management agreement (a “New Management Agreement”) with Manager on substantially the same terms as this Agreement except as otherwise provided herein for a term equal to the unexpired portion of the Term of this Agreement.

     (c) Manager, Landlord and the transferee (or its tenant), acting reasonably, shall allocate amounts in the Reserve Account and the Working Capital between the Transferred Hotels and the other Hotels. The parties shall also make reasonable allocations with respect to Owner’s Priority, and any outstanding advances made by Owner, Manager or their respective Affiliates. Amounts which are allocated to the Transferred Hotels shall be transferred to the transferee thereof to be held by Manager or such transferee (or its tenant) pursuant to the New Management Agreement.

     (d) Following such sale or transfer, Owner, its Affiliates and the Hotels which are not Transferred Hotels shall have no responsibilities with respect to amounts that are so transferred and the transferee, its tenant and their Affiliates and the Transferred Hotels shall have no responsibility with respect to amounts which are not so transferred.

     (e) From and after the consummation of such sale or other transfer and compliance with the terms hereof, the term “Hotels” as used herein shall not include the Transferred Hotels.

     (f) Owner shall be responsible to cause its Affiliates, any new tenant and the transferee to execute and deliver the documents contemplated by this Section 4.3 to be executed and delivered by them.

     (g) No transfer or financing of any Hotel shall release or relieve HPT from any of its obligations under the HPT Guaranty.

     4.4 Sale of All the Hotels. If Landlord sells or otherwise transfers all of the Hotels to a single transferee in a single transaction, (a) the transferee shall assume Landlord’s obligations hereunder and (b) Landlord shall be released and relieved from any and all obligation hereunder. In connection with such transfer, Owner may assign this Agreement, to the transferee or its Affiliate, and provided the assignee assumes all of Owner’s obligations hereunder thereafter accruing, Owner shall be released and relieved from all such obligations, and Manager shall be released and relieved from all such obligations to Owner (but not its successor).

     4.5 The Lease. The Lease shall not be amended or modified in any way which would increase Manager’s obligations hereunder or reduce its rights hereunder. In the event of a conflict between the terms hereof and the terms of the Lease, the terms hereof shall govern.

ARTICLE 5

REQUIRED FUNDS

     5.1 Working Capital. Manager shall provide to each Hotel on its Effective Date reasonable levels of Operating Supplies and Working Capital. At any time, from time to time, after the first thirty (30) days after the first Effective Date to occur, upon written notice from Manager, Owner may advance any additional funds, over and above the amounts provided by Manager necessary to pay Operating Costs (but not Owner’s Priority) as they come due. Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. All funds so advanced for Working Capital shall be utilized by Manager to pay Operating Costs as they come due. If Owner does not advance such additional Working Capital within five (5) Business Days after notice, Manager, as its exclusive remedy, shall have the right either to (i) advance such additional Working Capital or (ii) terminate this Agreement on ten (10) days’ advance written notice to Owner; provided, however, such notice of termination shall be void ab initio if Owner advances the requested funds necessary to pay Operating Costs prior to the end of the tenth (10th) day after the receipt of such termination notice. If Manager fails to either make such advance or give notice of termination within ten (10) days, after the expiration of such five (5) Business Days, Owner may elect by written notice to Manager to terminate this Agreement, which termination shall be effective ten (10) days after the date such notice is given. Upon the expiration or earlier termination of the Term, provided there is no Manager Default, after the payment of all Operating Costs and all amounts owed to Owner, Manager shall be entitled to retain all amounts contributed by it to the Working Capital.

     5.2 Reserve Account.

     (a) Manager shall transfer from the Bank Accounts to the Reserve Account in cash on or before the 20th day of each Fiscal Month, beginning on February 20, 2006 and continuing for each and every month during the Term an aggregate amount equal to the sum of each Hotel’s Reserve Percentage of the portion of Gross Revenues attributable to such Hotel for the prior Fiscal Month. Amounts in the Reserve Account are to pay for Capital Replacements undertaken at the Hotels after their respective Effective Dates required to maintain any and all of the Hotels in accordance with the Operating Standards, the Brand Standards, Insurance Requirements and Legal Requirements; provided, however, notwithstanding anything in this Agreement to the contrary, no additional cost or expense shall be incurred or paid in connection with any Capital Replacements made during the last eighteen (18) months of the Term to the extent attributable solely to complying with Brand Standards. The amounts so paid into the Reserve Account shall be recorded on the Hotels’ books of account as “Reserve for FF&E Replacements.” Except as expressly provided herein, any expenditures for Capital Replacements during any Fiscal Year which have been approved in the yearly Capital Replacements Budget or to make repairs pursuant to Section 7.7(b) may be made without Owner’s further approval and, to the extent available, may be made by Manager from the Reserve Account. Not more than Five Thousand ($5,000) Dollars may be expended by Manager for any single item to be charged against any discretionary or contingency line item in any Capital Replacement Budget, without the consent of Owner, which consent shall not be unreasonably withheld. Any amounts remaining in the Reserve Account at the close of each Fiscal

Year will be carried forward and retained in the Reserve Account. Any and all portions of the Hotels which are scrapped or removed in connection with the making of any major or non-major repairs, renovations, additions, alterations, improvements, removals or replacements at the Hotels shall be disposed of by Manager and any net proceeds thereof shall be deposited in the Reserve Account and not included in Gross Revenues. In addition, any proceeds from the sale of FF&E no longer necessary to the operation of the Hotels shall be added to the Reserve Account. Manager shall be entitled to use funds in the Reserve Account to make Capital Replacements at any and all of the Hotels regardless of the Hotel from which such funds originate.

     (b) Manager shall be the only party entitled to withdraw funds from the Reserve Account unless and until a Manager Default shall occur and be continuing.

     (c) If, at any time after the Prime Hotels Guaranty Commencement Date, the funds in the Reserve Account shall be insufficient for Capital Replacements which are set forth in the Capital Replacement Budget or required to comply with the Operating Standards, Brand Standards, Insurance Requirements or Legal Requirements, Manager shall give Owner written notice thereof, which notice shall set forth, in reasonable detail, the nature of the required action, the estimated cost thereof (including the amount which is in excess of the amount of funds in such Reserve Account) and such other information with respect thereto as Owner may reasonably require. Provided that there is then no uncured Manager Default, Owner shall, within ten (10) Business Days after such notice, disburse (or cause Landlord to disburse) such required funds to Manager for deposit into the Reserve Account. In such event Owner’s Priority shall be adjusted as provided for herein in the definition of Owner’s Priority.

     (d) If Owner shall fail to disburse (or cause Landlord to disburse) funds to Manager for deposit into the Reserve Account in violation of Sections 5.2(c) or 5.3, which failure continues for ten (10) days after the giving of notice from Manager to Owner, in addition to Manager’s other remedies under the HPT Guaranty but as its exclusive remedy hereunder, Manager shall be entitled, to either (i) deposit in the Reserve Account the amount of funds which Owner so failed to disburse or (ii) in the case of a violation of Section 5.3 only, to terminate this Agreement by notice given to Owner; provided, however, such notice shall be void ab initio, as though never given, in the event Owner cures such failure within ten (10) days after the giving of such notice.

     (e) Upon the expiration or earlier termination of the Term, Manager shall disburse to Owner, or as Owner shall direct, all amounts remaining in the Reserve Account after payments of all expenses on account of Capital Replacements incurred by Manager during the Term.

     5.3 Initial Reserve Advances. Provided there is no uncured Manager Default, Owner shall, or shall cause Landlord to, deposit in the Reserve Account up to Twenty Five Million Dollars ($25,000,000) for use by Manager for re-branding and refurbishment capital expenditures pursuant to budgets and schedules approved by Owner as soon as reasonably practicable after the date hereof on the following terms and condition:

     (a) On or before the Prime Hotels Guaranty Commencement Date, Owner shall, or shall cause Landlord to, deposit in the Reserve Account Ten Million Dollars ($10,000,000) (to be used in accordance with a budget and schedule therefor).

     (b) Owner shall, or shall cause Landlord to, deposit in the Reserve Account up to an additional Fifteen Million Dollars ($15,000,000) in the aggregate (to be used in accordance with a budget and schedule therefor) provided Manager gives notice of the need for such additional funds on or before January 1, 2006 together with an explanation, in reasonable detail, of the reasons why such additional funding is required, the nature of the required action, the estimated cost thereof (including the amount which is in excess of the funds then in the Reserve Account) and such other information with respect thereto as Owner may reasonably require.

     Owner shall not unreasonably withhold its consent to such budgets and schedules, and any dispute regarding whether Owner has unreasonably withheld such consent shall be resolved by Arbitration.

     5.4 Additional Requirements for Reserve. All expenditures from the Reserve Account shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary given the objective that the Hotels will be maintained and operated in accordance with the Operating Standards, the Brand Standards, Legal Requirements and Insurance Requirements.

     5.5 Ownership of Replacements. All Capital Replacements made pursuant to this Agreement and all amounts in the Reserve

Account, shall be the property of Owner or Landlord, as applicable, as provided under the Lease.

     5.6 No Additional Contributions. Except as otherwise expressly provided in this Agreement, neither Owner nor Landlord shall, under any circumstances, be required to, or provide funds to, build or rebuild any improvement at the Hotel, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Hotel, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen.

ARTICLE 6

BRAND STANDARDS AND MANAGER’S CONTROL

     6.1 Brand Standards. Manager shall operate each Hotel, as applicable, either as an AmeriSuite or Prime Hotels & Resorts hotel in accordance with the terms of this Agreement, the applicable Brand Standards and the Operating Standards. Manager and its affiliates which own the System Marks and Brand Standards reserve the right to revise and amend the System Marks or Brand Standards from time to time on a non-discriminatory basis; provided, however, substantially all of the hotels comprising the Prime Hotel & Resorts brand shall at all times be upscale full-service hotels with appropriate amenities, furnishings and services and substantially all of the hotels comprising the AmeriSuite brand shall at all times be midscale or upscale all-suite limited services with appropriate amenities furnishings and services. Owner also agrees that the Hotels will be required to participate in applicable Brand-wide or area programs that are implemented after the date hereof from time to time by Manager or its Affiliates with respect to the applicable Brand. The allocable cost of participation in such programs (to the extent not duplicative of the services for which the Management Fee is being paid or are not on account of a franchise royalty, management or other similar fee), shall be Operating Costs of the Hotels to the extent the same are consistent in all material respects with the amounts for the same included in the applicable Annual Budget. During the Term, Owner shall not change the brand(s) of the Hotels so long as this Agreement is in full force and effect and there is no Manager Event of Default.

     6.2 Manager’s Control. Subject to the terms of this Agreement, Manager shall have sole, exclusive and uninterrupted control over the operation of the Hotels. Owner acknowledges that under this Agreement, Owner delegates all authorities and responsibilities for operation of the Hotels to Manager, provided, however, Manager shall not be entitled to make any agreement or commitment binding on Owner except as herein expressly provided. Manager shall be solely responsible for determining room rates, food and beverage menu prices, charges to guests for other Hotel services and the terms of guest occupancy and admittance to the Hotels, use of rooms for commercial purposes, policies relating to entertainment, labor policies, publicity and promotion activities and technology services and equipment to be used in the Hotel. Manager shall review with Owner from time to time, and during the annual review of the Annual Budget, material changes in policies, practices and procedures and their effect on the financial performance of the Hotels.

ARTICLE 7

OPERATION OF THE HOTEL

     7.1 Permits. Manager, as an Operating Cost, shall obtain and maintain in its name (or Owner’s or Landlord’s name to the extent the same is required by applicable Legal Requirements)in full force and effect all necessary operating licenses and permits, including liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Hotels in accordance with this Agreement, the Brand Standards and the Operating Standards. Owner and/or Landlord shall reasonably cooperate with Manager in obtaining any such operating licenses or permits; provided, however, any one time unusual expense incurred in connection with the commencement of Manager’s managing of any Hotel in connection therewith shall not be paid as an Operating Cost but shall be paid from the Reserve Account. Any costs or expenses (including, without limitation, reasonable attorneys’ fees) incurred by Owner and/or Landlord in connection therewith shall constitute Operating Costs. Manager will use reasonable efforts to comply with all Legal Requirements imposed in connection with any such licenses and permits and at all times use commercially reasonable efforts to manage the Hotels in accordance with, and cause the Hotels to comply with, such Legal Requirements, any other Legal Requirements and Insurance Requirements applicable to any Hotel.

     7.2 Equipment and Supplies. Manager shall procure pursuant to the Annual Budgets all Operating Supplies and Operating Equipment necessary for the normal and ordinary course of operation of the Hotel in accordance with the applicable Brand Standards and Operating Standards.

     7.3 Personnel.

     (a) All personnel employed at the Hotels will be employees of Manager. Manager will hire, supervise, direct, discharge and determine the compensation, other benefits and terms of employment of all personnel working in the Hotels. Manager, in the exercise of reasonable discretion and business judgment, will be the sole judge of the fitness and qualifications of such personnel and is vested with absolute discretion in the hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel. In such discretion, Manager may elect to staff certain functions at offsite or regional locations, or to provide employee benefits on a Brand-wide or other multi-location basis and shall equitably allocate the employee costs among the hotels participating in such staffing or benefits. Owner shall not interfere with the performance of employment duties of, or give orders or instructions to, any personnel employed at the Hotel. Except as otherwise provided herein, Operating Costs will include all expenses, costs or charges which are allocable to the Term and are related to or incidental to any on-site personnel employed in the operation of the Hotels (including, without limitation, salaries, wages, other compensation, benefit contributions and premiums, net of amounts paid by Hotel employees; stop-loss insurance premiums; group health plan benefit payments in excess of contribution and premium amounts paid by Hotel employees; pay for vacation, holidays, sick leave and other leaves of absence; workers’ compensation premiums; workers compensation benefit payments paid by Manager; reasonable and customary administrative fees and taxes; and severance benefits applicable under Manager’s then current human resources policies).

     (b) Manager shall comply in all material respects with all Legal Requirements pertaining to labor relations and the personnel employed by it pursuant to this Agreement. Manager shall not enter into any written employment agreements with any person which purport to bind the Owner without obtaining Owner’s consent, which consent may be withheld in Owner’s sole and absolute discretion. If either Manager or Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into collective bargaining with a labor union, the party so required shall promptly notify the other. The terms of this Section 7.3(b) shall survive the expiration or earlier termination of this Agreement.

     (c) No employee of the Hotels shall reside at the Hotels without the prior written approval of Owner. No person shall be given gratuitous accommodations or services without prior approval of Owner except in accordance with usual practices of the Brand and the hotel and travel industry.

     7.4 Sales, Marketing and Advertising. Manager shall and/or shall cause one or more of its Affiliates to:

     (a) advertise and promote the business of the Hotels;

     (b) institute and supervise a sales and marketing program for the Hotels;

     (c) include the Hotels in Manager’s and its Affiliates’ applicable Brand related local, regional and worldwide promotional and advertising programs;

     (d) represent the Hotels through Manager’s and its Affiliates’ worldwide sales offices; and

     (e) include each of the Hotels in the applicable Brand’s loyalty program, including, without limitation, inclusion of the Hotels in promotional materials distributed to participants of such program.

     7.5 Reservation and Communication Services. The Hotels shall be included as participating hotels on the Reservation System operated by Manager, its Affiliates or agent(s). Manager will provide the following services to the Hotels through the Reservation System:

     (a) acceptance of reservations for the Hotels through the Reservation System from individual customers and groups who contact Manager (or its Affiliates or agents) directly or through a regional reservation or sale office of Manager or its Affiliates or agents;

     (b) acceptance of reservations for the Hotels through other hotels in a Brand;

     (c) acceptance of reservations for the Hotels through the reservation systems of other providers in the travel industry, including, without limitation, global distribution systems and general sales agencies with which Manager (or its Affiliates or agents) may have agreements from time to time, whereby the reservation systems of such parties are available for communication of reservations to hotels in a Brand;

     (d) acceptance of reservations for the Hotel received through alternative communications channels such as the internet; and

     (e) access to the Hotels of the communications network used by Manager (or its Affiliates or agents) for communication between it and hotels in a Brand.

     7.6 Maintenance and Repairs. Subject to the terms hereof, Manager shall promptly make or cause to be made all repairs, replacements, corrections, maintenance, alterations, improvements, renovations, installations, replacements, renewals and additions (collectively, “Repairs”) of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise) necessary or appropriate to maintain the Hotels including all private roadways, sidewalks and curbs located thereon for which Owner, Landlord or a Hotel has responsibility in good order and repair, reasonable wear and tear excepted (whether or not the need for such Repairs occurs as a result of Owner’s or Manager’s use, any prior use, the elements or the age of the Hotels, or any portion thereof), and in conformity with Legal Requirements, Brand Standards and the Operating Standards. All Repairs shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable Legal Requirements.

     7.7 Material Repairs.

     (a) Except as set forth in Section 7.7(b), prior to making any Material Repair, Manager shall submit, to Owner in writing, a proposal setting forth, in reasonable detail, the proposed Material Repair and shall provide to Owner such plans and specifications, and such contracts and such other information concerning the same as Owner may reasonably request including, without limitation, any legally required permits or licenses. Owner shall have twenty (20) Business Days to approve or disapprove all materials submitted to Owner, in connection with any such proposal; provided, however, Owner may not withhold its approval of a Material Repair with respect to such items as are (i) required in order for the Hotels to comply with Brand Standards (except during the last eighteen (18) months of the Term as set forth in Section 5.2(a)); or (ii) required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of each Hotel.

     (b) In the event that a condition should exist in or about a Hotel of an emergency nature or in violation of applicable Legal Requirements or Insurance Requirements, including structural conditions, which requires immediate repair necessary to prevent imminent danger or damage to persons or property, Manager is hereby authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, regardless of whether provisions have been made in the applicable Annual Budget for any such expenditures or if sufficient funds exist in the Reserve Accounts. Upon the occurrence of such an event or condition, Manager will communicate to Owner all available information regarding such event or condition as soon as reasonably possible and will take reasonable steps to obtain Owner’s approval before incurring such expenses.

     (c) No Capital Replacement shall be made which would tie-in or connect a Hotel with any other improvements on property adjacent to such Hotel (and not part of its Site) including, without limitation, tie-ins of buildings or other structures or utilities (other than connections to public or private utilities) without the prior written approval of Owner, which approval may be granted or withheld in Owner’ sole and absolute discretion.

     (d) Expenditures under this Section 7.7 shall be paid from the Reserve Account or otherwise paid in accordance with Section 5.2(c) to the extent such expenditure is properly considered a Capital Replacement.

     7.8 Liens; Credit. Manager shall use its reasonable efforts to prevent any liens from being filed against any Hotel which arise from any Repairs in or to such Hotels by bonding or otherwise. Manager shall cause the release of any such liens from the Hotels. If any such lien arises as a result of or in connection with a Manager Default, then Manager shall bear the cost of obtaining the lien release (exclusive of the cost of the Repair to which it pertains, unless Manager is otherwise responsible therefor) and the same shall not constitute an Operating Cost. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement. Manager shall not finance the cost of any Repair by the granting of a lien on, or security interest in, any Hotel or Manager’s interest therein or hereunder.

     7.9 Real Estate, Personal Property Taxes and Land Rent. Manager shall pay as Operating Costs, prior to delinquency, all rent due under any third party land lease affecting the Hotels and all taxes and assessments which may become a lien on, or are assessed against, any Hotel or any component thereof and which may be due and payable for the Term, unless payment thereof is being contested by Manager, as hereinafter provided, enforcement is stayed and the amount so contested is escrowed or guaranteed in a form satisfactory to Owner. Owner shall, promptly after receipt thereof by Owner, give Manager copies of all notices as to all such taxes and assessments.

     7.10 Contest. Manager shall have the right in Manager’s or Owner’s name to contest or protest (a) any tax or assessment or proposed assessment which may become a lien on, or be assessed against, any Hotel or any component thereof due and for the Term or (b) any Legal Requirement, in each case by appropriate legal proceedings, conducted in good faith and with due diligence provided that (i) such contest shall not cause any Landlord or Owner to be in default under any Authorized Mortgage, (ii) no part of a Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (iii) Owner and Landlord are not exposed to any risk for criminal or civil liability.

ARTICLE 8

FISCAL MATTERS

     8.1 Accounting Matters.

     (a) Manager shall maintain books and records reflecting the results of Hotel operations on an accrual basis in accordance with the Uniform System of Accounts and the Accounting Principles. Owner and Landlord and their respective independent accounting firms and representatives will have the right to examine such books and records of the Hotels at any reasonable time on reasonable notice and to make and retain copies thereof. Manager shall retain, for at least three (3) years after the expiration of each Fiscal Year, reasonably adequate records showing Gross Revenues and applications thereof for the Hotels for such Fiscal Year (which obligation shall survive termination hereof).

     (b) On or before the twentieth (20th) day after the end of each Fiscal Month, Manager shall furnish Owner with detailed operating statements setting forth the results of operations at the Hotels with respect to such month showing for each Hotel, Gross Revenues and the applications and distributions thereof, Rooms Revenues, revenue per available room, occupancy percentage and average daily rate, Operating Costs, together with an Officer’s Certificate. Such statements may be provided electronically to Owner.

     (c) Not less than twenty (20) days prior to the date on which Owner or any of its Affiliates are required to file audited financial statements with the United States Securities and Exchange Commission (but in all events on or before February 15 of each year), Manager shall deliver to Owner and Landlord an Officer’s Certificate (the “8.1(c) Statement”) setting forth the totals for each Hotel and for all of the Hotels of Gross Revenues and Operating Costs, the calculation of the distribution pursuant to Sections 10.1 and 10.2 and deposits to, and expenditures from, the Reserve Account together with an audit conducted with respect thereto by Ernst& Young or another so- called “big four” firm of independent certified public accounts selected by Manager and approved by Owner which approval shall not be unreasonably withheld. The cost of such audit shall be an Operating Cost; provided, however, if Owner shall disapprove of a so-called “big four” firm of independent certified public accountants initially proposed by Manager to perform such audit, and as a result of such disapproval the cost of the audit performed by a different firm approved by Owner exceeds the cost that would have been applicable had the so-called “big four” firm initially proposed by Manager performed such audit, Owner shall pay such excess cost, which excess cost shall not be an Operating Cost.

     (d) If any amounts due to Owner as shown in an Officer’s Certificate or audit provided pursuant to Sections 8.1(f) or 16.4 exceed the amounts previously paid with respect thereto to Owner, Manager shall pay such excess to Owner at such time as the Officer’s Certificate or audit is delivered, together with interest at the Interest Rate from the date due. If any Management Fee due to Manager as shown on an Officer’s Certificate or audit is less than the amount previously paid to Manager on account thereof, Manager shall, within ten (10) Business Days after the date on which such Officer’s Certificate or audit is delivered, deposit the overpayment in the Bank Accounts. Manager shall be paid any underpayment of the Management Fee in accordance with Sections 10.1 and 10.2. If the amounts due Owner as shown on the Officer’s Certificate or audit are less than the amount previously paid to Owner with respect thereto, Owner shall promptly deposit (or deliver to Manager who will in turn deposit) the overpayment in the Bank Accounts. In no event shall (i) any amount previously deposited in the Reserve Account be withdrawn therefrom pursuant to this

ARTICLE 8 or (ii) distributions of Owner’s Priority be subject to adjustment.

     (e) In addition, Manager shall provide Owner with information relating to the Hotels, Manager and its Affiliates that (i) may be required in order for Owner or its Affiliates to prepare financial statements in accordance with Accounting Principles, stock exchange rules or to comply with any legal requirement including, without limitation, any applicable securities laws and regulations and the United States Securities and Exchange Commission’s interpretation thereof,(ii) may be required for Owner or any of its Affiliates to prepare federal, state or local tax returns, or (iii) is of the type that Manager customarily prepares for other hotel owners or itself.

     (f) At Owner’s election and at Owner’s cost except as otherwise provided herein, a certified audit of the Hotels’ operations may be performed annually, and after the Expiration Date, by a nationally recognized, independent certified public accounting firm appointed by Owner. In the event that Owner elects to have such an audit performed, Owner must give notice of its election within six (6) months after its receipt of the applicable 8.1(c) Statement. Manager shall pay the cost of any audit revealing an understatement of the distribution pursuant to Section 10.2(h) by more than three percent (3%), and such cost shall not be an Operating Cost. In the event that either no notice of audit is given within said six (6) months, or no audit is in fact commenced within twelve (12) months after receipt of the 8.1(c) Statement, such operating statement will constitute the final statement for that Fiscal Year, deemed to have been approved by Owner.

     (g) The terms of this Section 8.1 shall survive the expiration or earlier termination of the Term.

     8.2 Annual Budgets.

     (a) As soon as practical after execution of this Agreement and, thereafter, not less than sixty (60) days prior to the first day of each Fiscal Year after the 2004 Fiscal Year, Manager shall submit to Owner for Owner’s approval a proposed Annual Budget for each Hotel including a proposed Capital Replacements Budget for each Hotel for the ensuing full or partial Fiscal Year, as the case may be. Owner’s approval of the Annual Budgets and the Capital Replacements Budgets shall not be unreasonably withheld. If Owner fails to disapprove of a proposed Annual Budget within thirty (30) days after the submission thereof to Owner for its approval, the same shall be deemed approved. Manager will, from time to time not less often than quarterly, issue periodic forecasts of operating performance to Owner reflecting any significant unanticipated changes, variables or events or describing significant additional unanticipated items of income or expense. Manager will provide Owner with the material data and information utilized in preparing the Annual Budgets and the Capital Replacements Budgets or any revisions thereof. Manager will not be deemed to have made any guaranty, warranty or representation whatsoever in connection with the Annual Budgets and the Capital Replacements Budgets, except that the proposed Annual Budgets, including the Capital Replacements Budgets, reflect Manager’s best professional estimates of the matters they describe. Manager shall use its reasonable efforts, subject to the Operating Standards and the applicable Brand Standards, to operate and manage the Hotels in accordance with their Annual Budgets. Until the Annual Budget for the Hotels for 2004 Fiscal Year is agreed upon by the parties, the Hotels will operate pursuant to the 2003 Annual Budget.

     (b) In the event Owner disapproves or raises any objections to the proposed Annual Budget, or any portion thereof, or any revisions thereto, Owner and Manager shall cooperate with each other in good faith to resolve the disputed or objectionable items. If Owner disapproves of a proposed Annual Budget, Owner will disapprove on a specific line-by-line basis to the extent reasonably practical. Any dispute with respect to a proposed Annual Budget which is not resolved by the parties within thirty (30) days after the submission thereof to Owner shall be resolved by Arbitration.

     (c) In the event Owner and Manager are not able to resolve the disputed or objectionable matters raised by Owner in regard to a Annual Budget prior to the commencement of the applicable Fiscal Year, either voluntarily or by means of Arbitration, Manager is authorized to operate the Hotel in accordance with the prior year’s Annual Budget.

     8.3 Bank Accounts.

     (a) The revenues of the Hotels shall be deposited into one or more Bank Accounts. The Bank Accounts will be separate and distinct from any other accounts, reserves or deposits required by this Agreement, and Manager’s designees who are included in the coverage of any required fidelity or similar insurance will be the only parties authorized to draw upon any Bank Account; provided, however, such designees shall only be authorized to draw upon a Bank Account for purposes authorized by the terms of this Agreement.

     (b) So long as this Agreement is in full force and effect and there is no uncured Manager Default, Manager shall have exclusive control of the Bank Accounts. Nothing contained herein is to be construed as preventing Manager from maintaining separate payroll accounts or petty cash funds and making payments therefrom as the same may be customary in the hotel business or the Brand Standards.

ARTICLE 9

FEES TO MANAGER

     9.1 Management Fee. As consideration for the management and operation of the Hotel by Manager, Manager shall earn the Management Fee which shall be payable as provided in Section 10.3 monthly in arrears subject to annual adjustment as provided in Section 8.1(d). No Management Fee shall be due or payable with respect to (a) the AmeriSuite Hotels for the period prior to the AmeriSuite Effective Date or (b) the Prime Hotels for the period prior to the Prime Hotels Guaranty Commencement Date.

     9.2 Services Fees. Manager shall pay as Operating Costs, usual and customary system fees and assessments on an area-wide basis for the systems of hotels comprising the Brand which currently include a reservation fee of 1.55% of Rooms Revenue, a marketing fee of (2%) of Rooms Revenue and a frequent guest fee as part of the loyalty program of the Brands to pay for the reward costs pertaining thereto equal to (5%) of the frequent guest revenues; provided, however, Manager shall not be entitled to any franchise royalty, management or any similar fees pursuant to this Section 9.2. The Services Fees shall be subject to adjustment for charges made on a Brand-wide basis for all hotels in such Brand. Not less frequently than annually, Manager shall provide to Owner financial statements with respect to all fees comparable to the Services Fees collected by Manager and its Affiliates and the applications thereof. Manager covenants, warrants and represents that each hotel in the applicable Brand pays, and shall at all times pay, the same fees for such services and all such fees collected by Manager are, and will be, applied to the cost of providing such services to all hotels in such Brand. Any direct out-of-pocket costs billed to the Hotels will be reimbursed without profit to Manager or its Affiliates.

ARTICLE 10

DISBURSEMENTS

     10.1 Disbursement of Funds Prior to the Prime Hotels Guaranty Commencement Date. As and when received by Manager or the Hotels, all Gross Revenues from all of the Hotels for the period commencing on the Effective Date of such Hotels and ending immediately prior to the Prime Hotels Guaranty Commencement Date shall be deposited into the Bank Accounts and applied as follows:

     (a) Any Gross Revenues from the Prime Hotels for such period shall be applied in the following order of priority to the extent available:

     (i) First, to pay all Operating Costs of the Prime Hotels for such period;

     (ii) Second, to Owner, the balance.

Owner shall be obligated to pay Operating Costs for the Prime Hotels for such period to the extent such Operating Costs exceed Gross Revenues for such Hotels for such period. Disbursement to Owner under Section 10.1(a)(ii) shall be made monthly within thirty (30) days after the end of each month.

     (b) Gross Revenues from the AmeriSuite Hotels for such period shall be applied in the following order of priority to the extent available:

     (i) First, to pay all Operating Costs of the AmeriSuite Hotels for such period;

     (ii) Second, to Owner, all accrued but unpaid Owner’s Priority;

     (iii) Third, to reimburse Owner for any advances made by Owner to Working Capital;

     (iv) Fourth, to reimburse the Guarantors, for any payments made by them of Owner’s Priority pursuant to the terms of the Guaranty;

     (v) Fifth, to pay Manager accrued but unpaid Management Fee; and

     (vi) Sixth, to Owner, the balance.

     10.2 Disbursement of Funds After the Prime Guaranty Commencement Date. As and when received by Manager or the Hotels, all Gross Revenues from all of the Hotels for the period from and after the Prime Hotels Guaranty Commencement Date shall be deposited into the Bank Accounts and applied in the following order of priority to the extent available:

     (a) First, to pay all Operating Costs;

     (b) Second, to fund the Reserve Account as required by Section 5.2;

     (c) Third, to Owner, all accrued but unpaid Owner’s Priority;

     (d) Fourth, to reimburse Owner for any advances made by Owner to Working Capital;

     (e) Fifth, to reimburse the Guarantor for any payments made by it of Owner’s Priority pursuant to the terms of the Guaranty;

     (f) Sixth, to reimburse Manager for all advances made by Manager to the Reserve Account pursuant to Section 5.2(d)(i) together with interest thereon at the Disbursement Rate (determined as of the respective dates that such advances are made);

     (g) Seventh, to pay Manager accrued but unpaid Management Fee; and

     (h) Eighth, to Owner, the balance.

     10.3 Monthly Applications. Except for payments of Operating Costs, deposits into the Reserve Account, distributions pursuant to Section 10.1(a)(ii) and payments of Owner’s Priority, all such disbursements shall be made monthly in arrears not earlier than the day on which Manager delivers the statements and certificates required pursuant to Section 8.1(b) with respect to such month.

     10.4 Residual Distribution. Simultaneously with the making of each payment of the Management Fee, the distribution pursuant to Sections 10.1(b)(vi) and 10.2(h) will be disbursed to Owner. To the extent that Gross Revenue for any Fiscal Year is insufficient make the distributions pursuant to Sections 10.1(b)(v) , 10.1(b)(vi) , 10.2(g) and 10.2(h), the same shall not accrue and shall not be due in any subsequent Fiscal Year.

     10.5 Owner’s Priority. Owner’s Priority shall be due and payable in arrears in equal monthly installments on the last Business Day of each Fiscal Month, pro-rated for any partial month, regardless of any inadequacy of Gross Revenues after higher priority disbursements. Appropriate adjustments shall be made to reflect any change in Owner’s Priority on account of advances made by Owner or Landlord on the first Business Day of the month next after the date as of which such change occurs. If Owner fails to receive any installment of Owner’s Priority as and when due, which failure continues for a period of ten (10) days, Owner shall be entitled to terminate this Agreement by Notice to Manager.

     10.6 At End of Term. Upon the expiration or earlier termination of this Agreement in accordance with its terms, neither Owner nor Manager shall have any obligation for accrued but unpaid disbursements pursuant to Sections 10.1 or 10.2; provided, however, (i) subject to the terms of Section 16.2, Manager shall continue to be liable for any damages to which Owner shall be entitled pursuant to this Agreement, and (ii) Manager shall remain liable for Gross Revenues received by Manager and not applied as provided herein.

     10.7 No Interest. Except as expressly provided herein, no interest shall accrue or be payable to either party hereunder on account of any amount owed to such party hereunder.

     10.8 Calculations. Subject to the terms of Sections 8.1(d) and 10.5, all distributions of Gross Revenues shall be calculated on a Fiscal Year basis and be subject to being “trued-up” as provided in Section 8.1(d).

     10.9 Payments to Guarantors. Owner and Landlord shall have no responsibility for any disbursements made pursuant to Sections 10.1(b)(iv) or 10.2(e).

     10.10 Survival. The terms of this ARTICLE 10 shall survive the expiration or earlier termination of the Term.

ARTICLE 11

SIGNS AND SERVICE MARKS

     11.1 Signs. To the extent not in place on the date hereof, Manager agrees to erect and install, in accordance with all applicable Legal Requirements, all necessary signs under the applicable Brand Standards.

     11.2 System Mark Litigation. Manager, Prime and each other Guarantor shall hold Owner and its Affiliates harmless from and indemnify and defend Owner and its Affiliates against any and all costs and expenses incurred by Owner or its Affiliates (including, without limitation, attorneys’ fees reasonably incurred), arising out of the use of System Marks at or in connection with the operation of the Hotels by Owner or its designees pursuant to the terms of this Agreement or by Manager or its Affiliates. The terms of this Section 11.2 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 12

INSURANCE

     12.1 Insurance Coverage. Manager shall procure and maintain as an Operating Cost, at all times during the Term or while it is in possession of any of the Hotels, reasonable and adequate amounts of casualty, liability and other usual and customary types of insurance for the Hotels and their operations. Without limiting the generality of the foregoing, Manager shall obtain and maintain, with insurance companies approved by Owner (which approval shall not be unreasonably withheld) a minimum of the following insurance to the extent commercially available (regardless of whether it is available on reasonable terms):

     (a) “Special Form” property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, earthquake, explosion of steam boilers, pressure vessels or other similar apparatus, now or hereafter installed in the Hotels, with equivalent coverage as that provided by the usual extended coverage endorsements, in an amount equal to one hundred percent (100%) of the then full replacement cost of the property requiring replacement (excluding foundations) from time to time, including an increased cost of construction endorsement (if available on commercially reasonable terms);

     (b) Business interruption and blanket earnings plus extra expense under a rental value insurance policy or endorsement covering risk of loss during the lesser of the first twelve (12) months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in subparagraph (a) above, in such amounts as may be customary for comparable properties managed or leased by Manager or its Affiliates in the surrounding area and in an amount sufficient to prevent Owner or Landlord from becoming a co-insurer;

     (c) Commercial general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1993 ISO CGL form or on a form customarily maintained by similarly situated hotels, including, without limitation, broad form contractual liability, independent contractor’s hazard and completed operations coverage, aggregate limit as applicable) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and umbrella coverage of all such claims in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence;

     (d) Flood (if a Hotel is located in whole or in part within an area identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or the Flood Disaster Protection Act of 1973, as amended (or any successor acts thereto)) and insurance against such other hazards and in such amounts as may be available under the National Flood Insurance Program and customary for comparable properties in the area;

     (e) Worker’s compensation insurance coverage for all persons employed by Manager at the Hotels with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable local, state and federal law, and employer’s liability insurance as is customarily carried by similar employers;

     (f) Employment practices liability insurance with limits of Five Million Dollars ($5,000,000); and

     (g) Such additional insurance as may be required from time to time by any Legal Requirement or which is otherwise required by Owner in accordance with hotel industry standards.

     12.2 Insurance Policies.

     (a) All insurance provided for under this ARTICLE 12 must be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and will be subject to Owner’s reasonable approval.

     (b) All insurance policies (other than workers’ compensation policies) shall be issued in the name of Landlord with Manager and Owner and any holder of an Authorized Mortgage being named as additional insureds. Landlord or the holder of an Authorized Mortgage shall be named loss payee(s) on any property insurance.

     (c) The insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Owner or Manager, provided that such blanket policies fulfill the requirements contained herein.

     (d) In the event Owner or Manager believes that the then full replacement cost of a Hotel has increased or decreased at any time during the Term, such party, at its own cost, shall have the right to have such full replacement cost redetermined by an independent accredited appraiser approved by the other, which approval shall not be unreasonably withheld. The party desiring to have the full replacement cost so redetermined shall forthwith, on receipt of such determination by such appraiser, give written notice thereof to the other parties. The determination of such appraiser shall be final and binding on the parties hereto until any subsequent determination under this Section 12.2(d), and the party obligated to maintain insurance hereunder shall forthwith conform the amount of the insurance carried to the amount so determined by the appraiser. Such replacement value determination will not be necessary so long as a Hotel is insured through a blanket replacement value policy.

     (e) All insurance policies and endorsements required pursuant to this ARTICLE 12 shall be fully paid for, nonassessable and, except for umbrella, worker’s compensation, flood and earthquake coverage, shall be issued by insurance carriers authorized to do business in the state where each Hotel is located, having a general policy holder’s rating of no less than B++ in Best’s latest rating guide.

     (f) All such policies shall provide Owner, Manager and any holder of an Authorized Mortgage if required by the same, thirty (30) days’ prior written notice of any material change or cancellation of such policy and the property insurance policies shall provide for a waiver of subrogation, to the extent available.

     12.3 Insurance Certificates. Manager shall deliver to Owner, Landlord and any holder of an Authorized Mortgage, certificates of insurance with respect to all policies so procured by it and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. In the event Manager shall fail to effect such insurance as herein required, to pay the premiums therefor, or to deliver, within fifteen (15) days of a request therefor, such certificates, Owner shall have the right, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Owner, upon demand, as an Operating Cost, together with interest accrued thereon at the Interest Rate (which interest shall not be an Operating Cost, but shall be paid by Manager) from the date such payment is made until (but excluding) the date repaid.

     12.4 Insurance Proceeds. All proceeds payable by reason of any loss or damage to a Hotel, or any portion thereof (other than the proceeds of any business interruption or similar insurance which are a portion of Gross Revenues), shall be paid directly to Landlord as its interest may appear and all loss adjustments with respect to losses payable to Manager shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE 13

INDEMNIFICATION AND WAIVER OF SUBROGATION

     13.1 Indemnification. Each of the parties hereto shall indemnify, defend and hold harmless the other for, from and against any cost, loss, damage or expense (including, but not limited to, reasonable attorneys fees and all court costs and other expenses of litigation, whether or not taxable under local law) to the extent caused by or arising from: the failure of the indemnifying party to duly and punctually perform any of its obligations owed to the other; or any gross negligence or willful misconduct of the indemnifying party.

     13.2 Waiver of Subrogation. To the fullest extent permitted by law, each of Owner and Manager hereby waives any and all rights of subrogation and right of recovery or cause of action, and agrees to release the other and Landlord from liability for loss or damage to property to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or which would have been covered if the insurance required by this Agreement were being carried; provided, however, that such waiver shall be of no force or effect if the party benefiting therefrom fails to obtain and maintain the insurance required to be obtained and maintained by it. Such waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement. Written notice of the terms of the above waivers shall be given to the insurance carriers of Owner and Manager, and the insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said policies by reason of such waivers.

     13.3 Survival. The terms of this ARTICLE 14 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 14

DAMAGE TO AND DESTRUCTION OF THE HOTEL

     14.1 Termination.

     (a) If during the Term any Hotel shall be totally or partially destroyed and the Hotel is thereby rendered Unsuitable for Its Permitted Use, (i) Manager may terminate this Agreement with respect to such Hotel on thirty (30) days’ written notice to Owner, or (ii) Owner may terminate this Agreement with respect to such Hotel by thirty (30) days’ written notice to Manager, whereupon, this Agreement, with respect to such Hotel, shall terminate and Owner or Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

     (b) Notwithstanding any provisions of Section 14.2 below to the contrary, if damage to or destruction of any Hotel occurs during the last eighteen (18) months of the then Term (after giving effect to any exercised options to extend the same) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is twelve (12) months prior to the end of such Term, then either Owner or Manager may terminate this Agreement with respect to such Hotel on not less than thirty (30) days’ advance notice.

     (c) Upon any termination under this ARTICLE 14 or ARTICLE 15, the Owner’s Priority shall be reduced such that the ratio of the Owner’s Priority after giving effect to such reduction to the NOI of the Hotels with respect to which this Agreement has not been terminated for the then most recently ended twelve (12) months shall equal the ratio of Owner’s Priority (before giving effect to such reduction to the NOI of all of the Hotels (including the ones with respect to which this Agreement has been terminated) for such period.

     (d) Manager hereby waives any statutory rights of termination which may arise by reason of any damage to or destruction of any Hotel.

     14.2 Restoration.

     (a) If during the Term any Hotel is damaged or destroyed by fire, casualty or other cause but is not rendered Unsuitable for Its Permitted Use, Owner shall make the net proceeds of insurance received in connection with such casualty (excluding the proceeds of business interruption or similar insurance which are a portion of Gross Revenues) and any other amounts Owner elects to contribute toward restoration available to Manager for restoration of such Hotel subject to customary terms applicable to advances and construction loans (to the extent applicable), and Manager shall make, or shall cause there to be made, all Repairs necessary to restore such Hotel to substantially the same condition as existed prior to such casualty. Any such advances shall be made not more than monthly within ten (10) Business Days after Manager submits to Owner a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Owner). Owner may, at its option, condition advancement of said insurance proceeds and other amounts on (i) the absence of any Manager Default, (ii) its approval of plans and specifications of an architect reasonably satisfactory to Owner (which approval shall not be unreasonably withheld or delayed), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Owner may, from time to time, reasonably require.

     (b) Any casualty which does not result in a termination of this Agreement with respect to the applicable Hotel shall not excuse the payment of sums due to Owner hereunder with respect to such Hotel.

     (c) If the net proceeds of the insurance received in connection with a casualty or an Award received in connection with a Condemnation are insufficient to complete the required Repairs, Owner shall have the right (but not the obligation) to contribute (or cause Landlord to contribute) the amount of such insufficiency. If Owner elects not to contribute such insufficiency by notice given to Manager within ten (10) Business Days after a notice given by Manager to Owner reasonably detailing the existence of such insufficiency, the Hotel subject to such casualty or Condemnation shall be deemed Unsuitable for its Permitted Use and the terms of Sections 14.1 or 15.1, as applicable, shall apply.

ARTICLE 15

CONDEMNATION

     15.1 Total Condemnation. If either (x) the whole of a Hotel shall be taken by Condemnation, or (y) a Condemnation of less than the whole of a Hotel renders such Hotel Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Hotel and Owner and Landlord shall seek the Award for their interests in such Hotel as provided in the Lease, which Award shall belong solely to them. In addition, Manager shall have the right to initiate or participate in such proceedings as it deems advisable to recover any damages to which Manager may be entitled; provided, however, that Manager shall be entitled to retain the award or compensation it may obtain through such proceedings which are conducted separately from those of Owner and Landlord only if such award or compensation does not reduce the award or compensation otherwise available to Owner and Landlord.

     15.2 Partial Condemnation. In the event of a Condemnation of less than the whole of a Hotel such that such Hotel is not rendered Unsuitable for Its Permitted Use, Manager shall, to the extent of the Award and any additional amounts disbursed by Owner or Landlord, commence promptly and continue diligently to restore the untaken portion of such Hotel so that such Hotel shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, using the Award made available therefor and any other funds Owner elects to contribute subject to customary terms applicable to advances of construction loans (to the extent applicable) and otherwise on the terms applicable to advanced under Section 14.2.

     15.3 Temporary Condemnation. In the event of any temporary Condemnation of a Hotel or Owner’s interest therein, this Agreement shall continue in full force and effect. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall constitute Gross Revenues. For purposes of this Agreement, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

     15.4 Effect of Condemnation. Any condemnation which does not result in a termination of this Agreement in accordance with its terms with respect to the applicable Hotel shall not excuse the payment of sums due to Owner hereunder with respect to such Hotel and this Agreement shall remain in full force and effect as to such Hotel.

ARTICLE 16

DEFAULT AND TERMINATION

     16.1 Manager Events of Default. Each of the following shall constitute a “Manager Event of Default”:

     (a) The filing by Manager, or any Guarantor, of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager, or any Guarantor, that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager, or any Guarantor, for its dissolution or earlier termination.

     (b) The consent by Manager, or any Guarantor, to an involuntary petition in bankruptcy or the failure to vacate, within one hundred twenty (120) days from the date of entry thereof, any order approving an involuntary petition with respect to Manager or any Guarantor.

     (c) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager or any Guarantor as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s or any Guarantor’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of ninety (90) days (whether or not consecutive).

     (d) The failure of Manager or the Guarantor to make any payment required to be made in accordance with the terms of this Agreement or any Transaction Document which failure continues for ten (10) days after notice from Owner to Manager.

     (e) The failure of Manager or any Guarantor to timely perform any obligation to be performed by any of them under the Transaction Agreement which is to be performed on or before any Effective Date or the Prime Hotels Guaranty Commencement Date.

     (f) The failure of Manager or any Guarantor to perform, keep or fulfill any of the other covenants, undertakings,

obligations or conditions set forth in this Agreement or any Transaction Document on or before the date required for the same, which failure continues for a period of thirty (30) days after notice from Owner to Manager; provided, however, if such failure is susceptible of cure, but such cure cannot be accomplished within said thirty (30) day period, said thirty (30) days shall be extended for so long as is reasonably necessary to effect such cure provided that such cure is commenced within thirty (30) days after such notice is given and is thereafter diligently pursued to completion.

     (g) The failure of Manager to maintain property insurance coverages required to be maintained by Manager under this Agreement.

     (h) The failure by Manager or any Guarantor to deliver to Owner any financial statement as and when required by the Transaction Documents, which failure continues for a period of five (5) days after notice.

     (i) Any representation or warranty made by Manager or any Guarantor or any of their Affiliates in this Agreement or any Transaction Document proves to have been false in any material respect on the date when made or deemed made; provided, however, if Manager did not know of such falseness at the time such representation or warranty was made, and the facts or circumstances giving rise to such falseness are susceptible of cure, Manager shall have up to thirty (30) days after notice from Owner to effectuate such cure.

     (j) Any representation or warranty made by Manager or Prime or any of their Affiliates in the Transaction Agreement proves to have be false in any material respect on the AmeriSuite Effective Date as though made on such date; provided, however, if the facts or circumstances giving rise to such falseness are susceptible of cure, Manager shall have up to thirty (30) days after notice from Owner to effectuate such cure.

     (k) The failure of Guarantor to comply with the requirements of Section 2.5 of the Guaranty.

     (l) The Guaranty not being a valid and binding obligation of Prime, enforceable in accordance with its terms or Prime shall so assert.

     (m) The failure of the Manager to be a corporation under state law and taxable under the Code as an association, without the prior written consent of Owner, which consent shall not be unreasonably withheld provided Owner determines that the failure of Manager to be a corporation under state law and taxable under the Code as an association will not have and could not reasonably be expected to have an adverse effect (tax or otherwise) on Owner, Landlord, HPT or any of their Affiliates.

     16.2 Remedies for Manager Defaults. So long as a Manager Event of Default shall be outstanding, Owner shall have the right to terminate this Agreement. Upon such termination, or if this Agreement is terminated pursuant to Sections 5.1 or 10.5, Owner shall be entitled to liquidated damages. Owner’s right to receive liquidated damages has been agreed to due to the uncertainty, difficulty and/or impossibility of ascertaining the actual damages suffered by Owner. Further, if not for Owner’s right to receive such liquidated damages, Owner would not have entered into the Lease or this Agreement. MANAGER HEREBY ACKNOWLEDGES AND AGREES THAT SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY, BUT ARE TO COMPENSATE OWNER AND ITS AFFILIATES FOR THE EXPENSE AND LOST EARNINGS WHICH MAY RESULT FROM ARRANGING SUBSTITUTE MANAGEMENT FOR THE HOTELS AS WELL AS TO COMPENSATE FOR THE RENT OWNER MUST PAY UNDER THE LEASE. Such liquidated damages shall be equal to the sum of (i) Thirty Million Dollars ($30,000,000) less (ii) the aggregate amount paid by the Guarantor under Section 3 of the Guaranty in excess of the aggregate amount reimbursed to the Guarantor pursuant to Sections 10.1 and 10.2. Owner shall be entitled to interest, at the Interest Rate, on such liquidated damages from the date of such termination until the date of payment of such damages and interest. Except (a) for such liquidated damages and interest and (b) with respect to Owner’s rights and remedies for any breach or violations by Manager of (i) the terms of Section 16.4 or (ii) and any other obligation of Manager which survives the expiration or termination of the Term, Owner shall not be entitled to monetary damages for any breach hereof by Manager; provided, however, nothing contained herein is intended to, nor shall, limit or reduce the obligations of the Guarantors under the Guaranty or limit Owner’s rights to equitable relief or other remedies.

     16.3 Remedies for Owner Defaults. Except as otherwise provided herein, in the event Owner fails to perform its obligations hereunder, Manager shall have the right to institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages; provided, however, except as may be expressly provided in this Agreement or if Crestline Hotels & Resorts, Inc.’s right to manage the Prime Hotels is not terminated or does not expire prior to the Prime Hotels Guaranty Commencement Date, Manager shall have no right to terminate this Agreement by reason of such a failure by Owner or otherwise. Except as otherwise specifically provided in this Agreement, Manager hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, (a) to modify, surrender or terminate this Agreement or quit or surrender any Hotel or any portion thereof, or (b) to obtain (i) any abatement, reduction, suspension or deferment of the sums allocable or otherwise payable to Owner or other obligations to be performed by Manager hereunder or (ii) any increase in any amounts payable to Manager hereunder. The obligations of each party hereunder shall be separate and independent covenants and agreements.

     16.4 Post Termination Obligations. Upon expiration or earlier termination of this Agreement for any reason, Owner and Manager shall proceed as follows:

     (a) Within ninety (90) days following the effective date of such expiration or earlier termination, Manager will submit to Owner an audited final accounting of the results of Hotel operations and all accounts between Owner and Manager through the effective date of such expiration or earlier termination, the cost of which audit shall be shared equally by Manager and Owner and shall not be an Operating Cost and shall be performed by Ernst & Young or another accounting firm selected by Manager and approved by Owner, which approval shall not be unreasonably withheld. Such final accounting will promptly be submitted by Manager to Owner for its approval. Owner shall not unreasonably withhold its approval of the final accounting and any such disapproval shall contain a reasonably detailed explanation for disapproval. Within thirty (30) days after delivery of such final accounting, the parties will make appropriate adjustments to any amounts previously paid or due under this Agreement.

     (b) On the effective date of such expiration or earlier termination, Manager will deliver to Owner all books and records of the Hotels, provided that Manager may retain copies of any of the same for Manager’s records.

     (c) On the effective date of such expiration or earlier termination, Manager will deliver possession of the Hotels, together with any and all keys or other access devices, to Owner.

     (d) On the effective date of such expiration or earlier termination Manager will assign to Owner or its designee, and Owner or such designee will assume, all booking, reservation, service and operating contracts relating exclusively to the occupancy or operation of the Hotels and entered into in the ordinary course of business by Manager in accordance with this Agreement.

     (e) Manager will assign to Owner or its designee any assignable licenses and permits pertaining to the Hotels and will otherwise reasonably cooperate with Owner as may be necessary for the transfer of any and all Hotel licenses and permits to Owner or Owner’s designee.

     (f) Manager shall release and transfer to Owner or Landlord, as applicable, any funds of Owner or Landlord which are held or controlled by Manager.

     (g) Manager shall have the option, to be exercised within thirty (30) days after termination or expiration, to purchase, at their then book value, any FF&E, Operating Equipment or other personal property as may be marked with any System Mark at the Hotels. In the event Manager does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Hotels until they are consumed; provided however, Manager shall not be entitled to purchase FF&E, Operating Equipment or other personal property located at a Hotel which is to be operated under the Brand name or by Manager, until such Hotel shall no longer be so operated.

     (h) Owner shall have the right to operate the improvements on the applicable Sites without modifying the structural design of same and without making any Material Repair, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager or its Affiliates and/or protected by trademarks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the applicable Sites. Owner shall be entitled (but not obligated) to operate such of the Hotels as Owner designates under the applicable Brand name for a one (1) year term following such termination or expiration provided that (i) Owner shall pay the then standard franchise and system fees for the applicable Brand; and (ii) such Hotels shall comply with the applicable Brand Standards and Operating Standards except to the extent any failure to do so is due to the breach hereof by Manager or such compliance is not practical by reason of such breach.

     (i) Manager shall transfer to Owner the telephone numbers used in connection with the operation of the Hotels (but not any Brand generally).

     (j) Manager shall cooperate with Owner’s or its designees’ efforts to engage employees of the Hotels.

     (k) If requested by Owner prior to such expiration or earlier termination of this Agreement in whole or in part, Manager shall continue to manage under the applicable Brand any affected Hotels designated by Owner after such expiration or earlier termination for up to one (1) year, on such reasonable terms (which shall include an agreement to reimburse Manager for its reasonable out-of-pocket costs and expenses, and reasonable administrative costs and a management fee of five percent (5%) of Gross Revenues of such Hotels as Owner and Manager shall reasonably agree.

     The provisions of this Section 16.4 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 17

NOTICES

     17.1 Procedure.

     (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with written acknowledgment of receipt (provided if notice is given by telecopier, a copy shall also be sent on the following Business Day by Federal Express or similar expedited commercial carrier), or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, with all freight charges prepaid (if by Federal Express or similar carrier).

     (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

     (c) All such notices shall be addressed as follows:

If to Owner:	HPT TRS SPES II, Inc.
c/o Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn: President
Facsimile: 617/969-5730

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Alexander A. Notopoulos, Jr., Esq.
Facsimile: 617-338-2880

If to Manager:	Route 46 Management Associates Corp.
c/o Prime Properties Corp.
700 Route 46 East
Fairfield, NJ 07007
Attention: Joseph B. Bernadino, Esq.
Facsimile: 973-882-1787

with a copy to:	Christopher P. Daly, Esq. Farrell Fritz, P.C.
EAB Plaza, West Tower
Uniondale, NY 11556
Telephone: (516) 227-0632
Facsimile: (516) 227-0777

     (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

ARTICLE 18

RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

     18.1 Relationship. Manager shall be the agent of Owner with a limited agency solely for the purpose of operating the Hotels and carrying out ordinary and customary transactions for that purpose. This Agreement is one of limited agency coupled with an interest and may not be terminated except as herein expressly provided. Owner and Manager shall not be construed as joint venturers or partners of each other, and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Manager shall not constitute a tenant or subtenant of Owner.

     18.2 Further Actions. Each of the parties agrees to execute all contracts, agreements and documents and take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

ARTICLE 19

APPLICABLE LAW

     19.1 Choice of Law. Except as to matters regarding the internal affairs of each of the parties and issues of or limitations on any personal liability of the shareholders, members, partners, officers or trustees of such party for obligations of such party, as to which the laws of the state of formation of such party shall govern, this Agreement and any other instruments executed and delivered to evidence, complete or perfect the transactions contemplated hereby shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (a) where this Agreement or any such instrument is executed or delivered, (b) where any payment or other performance required by this Agreement or any such instrument is made or required to be made, (c) where any breach of any provision of this Agreement or any such instrument occurs, or any cause of action otherwise accrues, (d) where any action or other proceeding is instituted or pending, (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party, (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts, (g) the location of the Hotels or any applicable Hotel, or (h) any combination of the foregoing.

     19.2 Consent to Jurisdiction; No Jury Trial.

     (a) Except for any dispute which is to be subject to Arbitration according to the express terms hereof, all actions and proceedings arising out of or in any way relating to this Agreement shall be brought, heard, and determined exclusively in an otherwise appropriate federal or state court located within the Commonwealth of Massachusetts. Except as provided in Section 22.15, the parties hereby (a) submit to the exclusive jurisdiction of any Massachusetts federal or state court of otherwise competent jurisdiction for the purpose of any action or proceeding arising out of or relating to this Agreement and (b) voluntarily and irrevocably waive, and agree not to assert by way of motion, defense, or otherwise in any such action or proceeding, any claim or defense that they are not personally subject to the jurisdiction of such a court, that such a court lacks personal jurisdiction over any party or the matter, that the action or proceeding has been brought in an inconvenient or improper forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by such a court.

     (b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHTS TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR MATTER ARISING IN CONNECTION HEREWITH.

ARTICLE 20

SUCCESSORS AND ASSIGNS

     20.1 Transfers.

     (a) Except as expressly provided below, Manager shall not, directly or indirectly, assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the management of the Hotels by anyone other than Manager.

     (b) Manager shall have the right, without Owner’s consent, to assign Manager’s interest in this Agreement (i) to a Person who is at all times an Affiliate of Prime and (ii) in connection with a merger, corporate restructuring or consolidation of Prime or a sale of all or substantially all of the assets of Prime provided that there is no Manager Default, no Manager Default will result from such assignment, Manager’s interest in this Agreement is assigned to an Affiliate of the successor to Prime, and such successor joins in the guaranty pursuant to an instrument in form and substance reasonably satisfactory to Owner. Such successor shall deliver such instrument to Owner on or before the date on which such assignment shall be effective together with evidence, reasonably satisfactory to Owner that (i) such successor has duly and validly joined in the Guaranty,

(ii) the Guaranty constitutes the legal, valid and binding obligation of such successor enforceable in accordance with its terms and (iii) no violation of any net worth requirement contained in the Transaction Documents has occurred or will occur as a result of such assignment.

     20.2 Binding Effect. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Owner, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee or occupant.

ARTICLE 21

RECORDING

     21.1 Memorandum of Agreement. At the option of Manager and at its costs, Owner and Manager agree to execute, acknowledge and record a Memorandum of this Agreement in the land records of the states and counties where the Hotels are located, in a form reasonably satisfactory to Manager.

ARTICLE 22

GENERAL PROVISIONS

     22.1 Trade Area Restriction.

     (a) Notwithstanding anything to the contrary in this Agreement, neither Manager nor any Affiliate shall acquire, own, manage, operate or open any hotel as an “AmeriSuites” hotel nor shall Manager or any Affiliate authorize a third party to operate or open any hotel as an “AmeriSuites” hotel that is within the Restricted Area of any AmeriSuite Hotel unless such hotel (a) is owned or leased by Owner or its Affiliate; (b) is owned, operated, managed, franchised or under development on the date hereof and has been specifically identified in writing at or prior to the time of the execution hereof including, without limitation, the existing AmeriSuite hotels in the Restricted Area of the Hotels in: Overland Park, Kansas; Charlotte, North Carolina; Austin, Texas; and Orlando, Florida; or (c) is part of an acquisition by Prime or its Affiliates of an interest

(including an interest as a franchisor) in a chain or group of not less than twenty (20) hotels (such acquisition to occur in a single transaction or a series of related transactions).

     (b) Notwithstanding anything to the contrary in this Agreement, neither Manager nor any Affiliate shall acquire, own, manage, operate or open any hotel as a “Prime Hotels & Resorts” hotel nor shall Manager or any Affiliate authorize a third party to operate or open any hotel as a “Prime Hotels & Resorts” hotel that is within the Restricted Area of any Prime Hotel unless such hotel (a) is owned or leased by Owner or its Affiliate; (b) is owned, operated, managed, franchised or under development on the date hereof and has been specifically identified in writing at or prior to the time of the execution hereof; or (c) is part of an acquisition by Prime or its Affiliates of an interest (including an interest as a franchisor) in a chain or group of not less than twenty (20) hotels (such acquisition to occur in a single transaction or a series of related transactions).

     22.2 Environmental Matters.

     (a) Manager shall not store, spill upon, dispose of or transfer to or from any Hotel any Hazardous Substance, except in compliance with all Legal Requirements. Manager shall maintain the Hotels at all times free of any Hazardous Substance (except in compliance with all Legal Requirements). Manager (i) upon receipt of notice or knowledge thereof shall promptly notify Landlord and Owner in writing of any material change in the nature or extent of Hazardous Substances at any Hotel, (ii) shall file and transmit to Landlord and Owner a copy of any Community Right to Know report which is required to be filed by the Manager with respect to any Hotel pursuant to SARA Title III or any other Legal Requirements, (iii) shall transmit to Landlord and Owner copies of any citations, orders, notices or other governmental communications received by Manager with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Legal Requirement and/or presents a material risk of any material cost, expense, loss or damage, (iv) shall observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (v) except if the same arises solely from Owner’s acts or omissions, shall pay or otherwise dispose of any fine, charge or imposition related thereto.

     (b) In the event of the discovery of Hazardous Substances other than those maintained in accordance with Legal Requirements on any portion of any Site or in any Hotel during the Term other than solely by reason of Owner’s act or omission, Manager shall use reasonable efforts promptly to (i) clean up and remove from and about such Hotel all Hazardous Substances thereon, if appropriate, (ii) contain and prevent any further release or threat of release of Hazardous Substances on or about such Hotel, and (iii) use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Hotel, and (iv) otherwise effect a remediation of the problem in accordance with, if applicable, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (B) the regulations promulgated thereunder, from time to time; (C) all Federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Substances; and (D) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”).

     22.3 Authorization. Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each such party will furnish to the other evidence of such authority.

     22.4 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

     22.5 Merger. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

     22.6 Formalities. Any amendment or modification of this Agreement must be in writing signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

     22.7 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

     22.8 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     22.9 No Political Contributions. Notwithstanding anything contained in this Agreement to the contrary, no money or property of the Hotels shall be paid or used or offered, nor shall Owner or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of the Hotels (i) in aid of any political party, committee or organization, (ii) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (iii) in aid of any candidate for political office or nomination for such office, (iv) in connection with any election, (v) for any political purpose whatever, or (vi) for the reimbursement or indemnification of any person for any money or property so used.

     22.10 REIT Qualification. Manager shall, as an Operating Cost, take all actions reasonably requested by Owner or Landlord as may be necessary to ensure that Landlord’s rental income from Owner under the Lease qualifies as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.

     22.11 Further Compliance with Section 856(d) of the Code. On the date hereof and throughout the Term, the Manager shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code. To that end, Manager:

     (a) shall not permit wagering activities to be conducted at or in connection with any Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such Hotel;

     (b) shall use reasonable efforts to cause each Hotel to qualify as a “qualified lodging facility” under Section 856(d)(9)(D) of the Code;

     (c) shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty five percent (35%) of the shares of HPT (whether by vote, value or number of shares), and Manager shall otherwise comply with any regulations or other administrative or judicial guidance now or hereafter existing under said Section 856(d)(5) of the Code with respect to such ownership limits; and

     (d) shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to HPT or Owner (“Unrelated Persons”). In order to meet this requirement, the Manager agrees that it (or any “related person” with respect to Manager within the meaning of Section 856(d)(9)(F) of the Code) (i) shall derive at least ten percent (10%) of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative or judicial guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code Section.

     (e) A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to HPT.

     22.12 Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Owner and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Effect. For purposes of this Agreement, the term “Adverse Regulatory Effect” means any time that a law, statute, ordinance, code, rule or regulation imposes (or could impose in Owner’s reasonable opinion) any material threat to HPT’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to such Landlord as “rents from real property” under Section 856(d) of the Code. Each of Manager and Owner shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any of the Hotels with respect to the aforementioned sections of the Code.

     22.13 Commercial Leases. Manager shall not enter into any sublease with respect to any Hotel (or any part thereof) unless Landlord has approved the same in its sole and absolute discretion.

     22.14 Nonliability of Trustees. THE DECLARATIONS OF TRUST ESTABLISHING HPT SUITE PROPERTIES TRUST AND HPTWN PROPERTIES TRUST (COLLECTIVELY, THE “TRUSTS”), COPIES OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (COLLECTIVELY, THE “DECLARATIONS”), ARE DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDE THAT, AND MANAGER HEREBY AGREES THAT, THE NAMES “HPT SUITE PROPERTIES TRUST” AND “HPTWN PROPERTIES TRUST” REFER TO THE TRUSTEES UNDER THE APPLICABLE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUSTS SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUSTS. ALL PERSONS DEALING WITH THE TRUSTS, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE TRUSTS FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

     22.15 Arbitration.

     (a) Whenever in this Agreement it is provided that a dispute is to be resolved by an Arbitration, such dispute shall be finally resolved pursuant to an arbitration before a panel of three (3) arbitrators who will conduct the arbitration proceeding in accordance with the provisions of this Agreement and the rules of the American Arbitration Association. Unless otherwise mutually agreed by Owner and Manager, the arbitration proceedings will be conducted in New York, New York. All arbitrators appointed by or on behalf of either party shall be independent persons with recognized expertise in the operation of hotels of similar size and class as the Hotels with not less than five (5) years’ experience in the hotel industry. The party desiring arbitration will give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated as arbitrator on its behalf. Within fifteen (15) days after service of such notice, the other party will give written notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. The two arbitrators will, within fifteen (15) days thereafter, select a third, neutral arbitrator. As soon as possible after the selection of the third arbitrator, and no later than fifteen (15) days thereafter, the parties will submit their positions on each disputed item in writing to the three arbitrators. The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the appointment of such third arbitrator. The arbitrators must, by majority vote, agree upon and approve the substantive position of either Owner or Manager with respect to each disputed item, and are not authorized to agree upon or impose any other substantive position which has not been presented to the arbitrators by Manager or Owner. It is the intention of the parties that the Arbitrator’s rule only on the substantive positions submitted to them by the parties and the Arbitrators are not authorized to render rulings which are a compromise as to any such substantive position. A decision in which any two (2) arbitrators so appointed and acting hereunder concur in writing with respect to each disputed item shall in all cases be binding and conclusive upon Owner and Manager and a copy of said decision shall be forwarded to the parties.

     (b) If the party receiving a request for Arbitration fails to appoint its arbitrator within the time above specified, or if the two arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any judge of any court in New York County, New York of competent jurisdiction upon ten (10) days’ prior written notice to the other party of such intent.

     (c) If there shall be a dispute with respect to whether a party has unreasonably withheld its consent with respect to a matter for which such party has agreed herein not to unreasonably withhold its consent, such dispute shall be resolved by Arbitration.

     22.16 Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) Business Days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the certifying party may have knowledge; (c) stating the date to which distributions of Gross Revenues have been made; and (d) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid, including, without limitation its and its Affiliates’ lenders and any prospective Landlord or mortgagee of any Hotel.

     22.17 Confidentiality. The parties hereto agree that the matters set forth in this Agreement and the information provided pursuant to the terms hereof are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except as may be required by law (including, without limitation, securities laws) and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Hotels, or in connection with financing, proposed financing, sale or proposed sale. Notwithstanding anything to the contrary contained in this Agreement, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

OWNER:

HPT TRS SPES II, INC.

By:

Its:

MANAGER:

ROUTE 46 MANAGEMENT ASSOCIATES CORP.

By:

Name:

Title:

Landlord in consideration of good and valuable consideration, joins in the foregoing Agreement to evidence its agreement to be bound by the terms of Sections 2.6(b) and 2.6(c), Sections 4.1 through and including 4.5 and ARTICLE 14 and ARTICLE 15 thereof subject to the terms of Section 22.14.

LANDLORD:

HPT SUITE PROPERTIES TRUST

By:

Its:

HPTWN PROPERTIES TRUST

By:

Its:

HH HPT SUITE PROPERTIES LLC

By:

Its:

HH HPTWN PROPERTIES LLC

By:

Its:

EXHIBIT A

AmeriSuite Sites

[See Attached]

EXHIBIT B

Prime Hotels & Resorts Sites

[See Attached]

EXHIBIT C

Condition of the Hotels

(a)	No action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (i) will result in any material adverse change in the business, operation, affairs or condition of any of the Hotels, (ii) may result in or subject any of the Hotels to a material liability or (iii) involves condemnation or eminent domain proceedings against any material part of any of the Hotels.

(b)	Other than (i) the Transaction Documents, (ii) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the operation of the Hotels, (iii) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary use of such property, and (iv) agreements pertaining to operating the Hotels as Wyndham Hotels, there are no material agreements, leases, licenses or occupancy agreements affecting the Hotels which will be binding on the Manager, Owner or Landlord subsequent to the applicable Effective Date.

(c)	All utilities and services necessary for the use and operation of the Hotels (including, without limitation, road access, water, electricity and telephone) are available thereto, and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Hotels;

(d)	No fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to any of the Hotels.

(i)	The Hotels and the use and operation thereof do not violate any material covenants, conditions or restrictions of record or any material federal, state, municipal or other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety or fire safety applicable thereto; and (ii) there are in effect all material licenses, permits and other authorizations

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including, without limitation, certificates of occupancy, necessary for the current use, occupancy and operation thereof.

(f)	There is no threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of any of the Hotels or which would modify or realign any adjacent street or highway.

(g)	The Hotels are free from any Hazardous Substances except those that are maintained in compliance with all Legal Requirements.

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